Exhibit 10(a)58














                          PLANT MCINTOSH

                        COMBUSTION TURBINE

                       OPERATING AGREEMENT


                             between


                      GEORGIA POWER COMPANY


                               and


               SAVANNAH ELECTRIC AND POWER COMPANY



                  Dated as of December 15, 1992

                          Plant McIntosh
                        Combustion Turbine
                       Operating Agreement


                        TABLE OF CONTENTS

Section
  No.                                                        Page


1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .   1
     (a)   ADDITIONAL PLANT MCINTOSH CTS  . . . . . . . . . .   1
     (b)   AFFILIATE  . . . . . . . . . . . . . . . . . . . .   3
     (c)   AGENCY FUNCTIONS . . . . . . . . . . . . . . . . .   3
     (d)   AGENT  . . . . . . . . . . . . . . . . . . . . . .   3
     (e)   ASSIGNMENT OF CT PURCHASE AGREEMENT  . . . . . . .   3
     (f)   BUDGET . . . . . . . . . . . . . . . . . . . . . .   3
     (g)   BUSINESS DAY . . . . . . . . . . . . . . . . . . .   3
     (h)   CAPITAL ACCOUNT  . . . . . . . . . . . . . . . . .   4
     (i)   CAPITAL BUDGET . . . . . . . . . . . . . . . . . .   4
     (j)   CLOSING  . . . . . . . . . . . . . . . . . . . . .   4
     (k)   COMMERCIAL OPERATION . . . . . . . . . . . . . . .   4
     (l)   CONSTRUCTION ACCOUNT . . . . . . . . . . . . . . .   4
     (m)   CONSTRUCTION BUDGET  . . . . . . . . . . . . . . .   5
     (n)   COST OF CONSTRUCTION . . . . . . . . . . . . . . .   5
     (o)   CT COMMON FACILITIES . . . . . . . . . . . . . . .   5
     (p)   CT COMMON FACILITIES SITE  . . . . . . . . . . . .   6
     (q)   CT FUEL SUPPLY . . . . . . . . . . . . . . . . . .   6
     (r)   EXECUTION AND DELIVERY . . . . . . . . . . . . . .   6
     (s)   FERC . . . . . . . . . . . . . . . . . . . . . . .   6
     (t)   FORCE MAJEURE EVENT  . . . . . . . . . . . . . . .   6
     (u)   FUEL COSTS . . . . . . . . . . . . . . . . . . . .   6
     (v)   FUEL OIL TANK  . . . . . . . . . . . . . . . . . .   7
     (w)   FUEL PLAN  . . . . . . . . . . . . . . . . . . . .   7
     (x)   GOVERNMENTAL AUTHORITY . . . . . . . . . . . . . .   7
     (y)   GPC PLANT MCINTOSH CTS . . . . . . . . . . . . . .   7
     (z)   GPC PLANT MCINTOSH CTS SITE  . . . . . . . . . . .   7
     (aa)  GPSC . . . . . . . . . . . . . . . . . . . . . . .   7
     (ab)  INTERCOMPANY INTERCHANGE CONTRACT  . . . . . . . .   8
     (ac)  LEGAL REQUIREMENTS . . . . . . . . . . . . . . . .   8
     (ad)  OPERATING ACCOUNT  . . . . . . . . . . . . . . . .   8
     (ae)  OPERATING BUDGET . . . . . . . . . . . . . . . . .   8
     (af)  OPERATING COSTS  . . . . . . . . . . . . . . . . .   8
     (ag)  OWNERSHIP AGREEMENT  . . . . . . . . . . . . . . .   9
     (ah)  PARTICIPANTS . . . . . . . . . . . . . . . . . . .   9
     (ai)  PARTY  . . . . . . . . . . . . . . . . . . . . . .   9
     (aj)  PLANT MCINTOSH . . . . . . . . . . . . . . . . . .   9
     (ak)  PLANT MCINTOSH CT NOS. 01 AND 02 . . . . . . . . .   9
     (al)  PLANT MCINTOSH CT NOS. 03 AND 04 . . . . . . . . .   9
     (am)  PLANT MCINTOSH CT NOS. 05 AND 06 . . . . . . . . .   9
     (an)  PLANT MCINTOSH CT NOS. 07 AND 08 . . . . . . . . .   9
     (ao)  PLANT MCINTOSH CT PROJECT  . . . . . . . . . . . .  10
     (ap)  PLANT MCINTOSH CTS . . . . . . . . . . . . . . . .  10

     (aq)  1994 PLANT MCINTOSH CTS  . . . . . . . . . . . . .  10
     (ar)  1995 PLANT MCINTOSH CTS  . . . . . . . . . . . . .  10
     (as)  PLANT MCINTOSH SITE  . . . . . . . . . . . . . . .  10
     (at)  PRIME RATE . . . . . . . . . . . . . . . . . . . .  10
     (au)  PRO FORMA OWNERSHIP INTEREST . . . . . . . . . . .  11
     (av)  PRUDENT UTILITY PRACTICE . . . . . . . . . . . . .  11
     (aw)  PURCHASE PRICE . . . . . . . . . . . . . . . . . .  11
     (ax)  SAVANNAH PLANT MCINTOSH CTS  . . . . . . . . . . .  11
     (ay)  SAVANNAH PLANT MCINTOSH CTs SITE . . . . . . . . .  12
     (az)  SCSI . . . . . . . . . . . . . . . . . . . . . . .  12
     (ba)  SEC  . . . . . . . . . . . . . . . . . . . . . . .  12
     (bb)  SITE REPRESENTATIVE  . . . . . . . . . . . . . . .  12
     (bc)  THE SOUTHERN COMPANY . . . . . . . . . . . . . . .  12
     (bd)  UNIFORM SYSTEM OF ACCOUNTS . . . . . . . . . . . .  12
     (be)  VARIABLE OPERATING COSTS . . . . . . . . . . . . .  12

2.  OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . .  12
     (a)   AGENT  . . . . . . . . . . . . . . . . . . . . . .  12
     (b)   COMMITTEES . . . . . . . . . . . . . . . . . . . .  13
     (c)   DEVELOPMENT OF BUDGETS, PLANS AND SCHEDULES  . . .  13
     (d)   RECORD KEEPING . . . . . . . . . . . . . . . . . .  14

3.  AUTHORITY AND RESPONSIBILITY FOR OPERATION  . . . . . . .  15
     (a)   OPERATION  . . . . . . . . . . . . . . . . . . . .  15
     (b)   OTHER CONTRACTS  . . . . . . . . . . . . . . . . .  17
     (c)   FOSSIL FUEL  . . . . . . . . . . . . . . . . . . .  17

4.   INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . .  18

5.   OPERATION, RIGHTS AND OBLIGATIONS  . . . . . . . . . . .  18
     (a)   AVAILABILITY OF OUTPUT . . . . . . . . . . . . . .  18
     (b)   SCHEDULING AND DISPATCHING . . . . . . . . . . . .  18
     (c)   FUEL PLAN  . . . . . . . . . . . . . . . . . . . .  18
     (d)   MAINTENANCE SCHEDULE . . . . . . . . . . . . . . .  19
     (e)   BILLING AND ACCOUNTING . . . . . . . . . . . . . .  20
     (f)   METERING . . . . . . . . . . . . . . . . . . . . .  20
     (g)   SHARING OF COSTS - GENERAL . . . . . . . . . . . .  21
     (h)   PAYMENT AND SETTLEMENT OF OPERATING COSTS  . . . .  22
     (i)   OPERATING ACCOUNT  . . . . . . . . . . . . . . . .  23
     (j)   PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION . .  25
     (k)   CAPITAL ACCOUNT  . . . . . . . . . . . . . . . . .  27
     (l)   NONPAYMENT . . . . . . . . . . . . . . . . . . . .  28
     (m)   INSURANCE  . . . . . . . . . . . . . . . . . . . .  31

6.  CERTAIN ADDITIONAL AGREEMENTS AMONG THE PARTICIPANTS  . .  33
     (a)   NO ADVERSE DISTINCTION . . . . . . . . . . . . . .  33
     (b)   COOPERATION  . . . . . . . . . . . . . . . . . . .  33
     (c)   LIABILITY, REMEDIES AND LIMITATIONS OF LIABILITY .  33
     (d)   INDEMNIFICATION  . . . . . . . . . . . . . . . . .  35
     (e)   AVAILABILITY OF RECORDS  . . . . . . . . . . . . .  35
     (f)   RIGHT TO COPIES  . . . . . . . . . . . . . . . . .  36
     (g)   COMPLIANCE WITH LAWS AND ENVIRONMENTAL MATTERS . .  36
     (h)   SAFETY . . . . . . . . . . . . . . . . . . . . . .  37
     (i)   MANAGEMENT AND OPERATING AUDITS  . . . . . . . . .  38

Section
  No.                                                        Page


     (j)   ON-SITE OBSERVATION AND INSPECTION . . . . . . . .  38
     (k)   PLANT TOURS  . . . . . . . . . . . . . . . . . . .  39

7.  ASSIGNMENT AND TERMINATION. . . . . . . . . . . . . . . .  39
     (a)   LIMITATION ON ASSIGNABILITY  . . . . . . . . . . .  39
     (b)   TERM . . . . . . . . . . . . . . . . . . . . . . .  39

8.  GENERAL . . . . . . . . . . . . . . . . . . . . . . . . .  40
     (a)   GOVERNING LAW  . . . . . . . . . . . . . . . . . .  40
     (b)   NO DELAY . . . . . . . . . . . . . . . . . . . . .  40
     (c)   NOTICE . . . . . . . . . . . . . . . . . . . . . .  40
     (d)   SECTION HEADINGS NOT TO AFFECT MEANING . . . . . .  41
     (e)   NO PARTNERSHIP . . . . . . . . . . . . . . . . . .  41
     (f)   AMENDMENTS . . . . . . . . . . . . . . . . . . . .  41
     (g)   SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . .  41
     (h)   COUNTERPARTS . . . . . . . . . . . . . . . . . . .  41
     (i)   TIME IS OF THE ESSENCE . . . . . . . . . . . . . .  41
     (j)   FURTHER ASSURANCES . . . . . . . . . . . . . . . .  41
     (k)   COMPUTATION OF PERCENTAGE UNDIVIDED OWNERSHIP
             INTEREST . . . . . . . . . . . . . . . . . . . .  41
     (l)   SUCCESSOR AGENT  . . . . . . . . . . . . . . . . .  42
     (m)   SEVERAL AGREEMENTS . . . . . . . . . . . . . . . .  42
     (n)   SPECIAL PROVISIONS RELATING TO THE CT COMMON
             FACILITIES . . . . . . . . . . . . . . . . . . .  42
     (o)   CONSTRUCTION OF "INCLUDING"  . . . . . . . . . . .  43
     (p)   EQUAL EMPLOYMENT OPPORTUNITY AND CIVIL RIGHTS  . .  43
     (q)   THE PLANT MCINTOSH CT UNITS  . . . . . . . . . . .  43

  THIS PLANT MCINTOSH COMBUSTION TURBINE OPERATING AGREEMENT ("Agreement"), dated as of December 15, 1992, is between GEORGIA POWER COMPANY, a corporation organized and existing under the laws of the State of Georgia ("GPC") and SAVANNAH ELECTRIC AND POWER COMPANY, a corporation organized and existing under the laws of the State of Georgia ("Savannah").

                       W I T N E S S E T H:

  A. GPC and Savannah have heretofore entered into that certain Plant McIntosh Combustion Turbine Purchase and Ownership
Participation Agreement dated as of the date hereof providing for the ownership by them of their respective undivided ownership interests in the Plant McIntosh CT Project.

  B. As set forth in the Ownership Agreement, Savannah and GPC are to have undivided ownership interests and are to share the costs of the Plant McIntosh CTs, the CT Common Facilities, and the CT Fuel Supply as provided for in the Ownership Agreement and this Agreement. By this Agreement, the Participants intend to provide for the management, control, operation, maintenance, renewal, addition, replacement, modification and disposal of the Plant McIntosh CTs, the CT Common Facilities and the CT Fuel Supply in all respects not covered by the Ownership Agreement and for the entitlement and use of capacity and energy from the Plant McIntosh CT Project and the sharing of the costs thereof by the Participants in accordance with their respective undivided ownership interests.

  NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, GPC and Savannah hereby agree as follows:


 1.  DEFINITIONS.

  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated which meanings shall be equally applicable to both singular and plural forms of such terms except as otherwise expressly provided:

  (a)   ADDITIONAL PLANT MCINTOSH CTS.  The "Additional Plant
McIntosh CTs" shall consist of:

       (i) That certain real property upon which may be constructed and located one or more of eight (8) complete combustion turbine-generator units to be known as the Additional Plant McIntosh CTs, the exact legal description for which land shall be determined upon completion of such construction, and which shall comprise a parcel of land approximately 800 feet by 300 feet, and which parcel is approximately shown as crosshatched and labeled as the "Additional CTs Parcel" on Exhibit A9-16 hereof and incorporated herein (which parcel shall be reduced, as necessary, to suit the actual number of individual Additional Plant McIntosh CTs constructed), together with all such additional land, appurtenant easements or other rights therein as may hereafter be acquired for the purposes specified in subsection (iii) of this Section 1(a). GPC and Savannah agree that the exact legal description for the aforedescribed parcel of land shall be substituted for Exhibit A9-16 hereof upon completion of the survey of such parcel of land and the approval of such survey by GPC, and such legal description shall become a part hereof automatically upon such substitution;

      (ii) All personal property comprising the combustion turbine-generator units to be known as the Additional Plant McIntosh CTs, including, without limitation, eight complete combustion turbine-generator units, the enclosures housing the same and the main step-up transformers which are to be used solely in connection with the Additional Plant McIntosh CTs, all as the foregoing list of personal property may be modified or supplemented at the closing;

     (iii) Such additional land, easements or other rights therein as may be acquired, and such additional facilities and other tangible property as may be acquired, constructed, installed or replaced solely in connection with the Additional Plant McIntosh CTs or any one or more of them; provided that
  (A) the cost of such additional land, easements or other rights therein or of such additional facilities or other tangible property shall be properly recordable in accordance with the Uniform System of Accounts, (B) such additional land, easements or other rights therein or such additional facilities or other tangible property shall have been acquired, constructed, installed or replaced for the use of the Participants having an ownership interest in the personal property comprising the Additional Plant McIntosh CTs under and subject to the provisions of this Agreement, and (C) the acquisition of such additional land, easements or other rights therein or the acquisition, construction, installation or replacement of such additional facilities or other tangible property shall (1) be necessary in order to keep the Additional Plant McIntosh CTs (or any one or more of them) in good operating condition or to satisfy the requirements of any Governmental Authority having jurisdiction over the Additional Plant McIntosh CTs, or (2) be agreed to by the Participants having an ownership interest in the personal property comprising the Additional Plant McIntosh CTs; and

      (iv) Existing intangible property rights, and such additional intangible property rights as may be hereafter acquired, associated with the planning, licensing, design, construction, acquisition, completion, testing, startup, management, control, operation, maintenance, renewal, addition, replacement, modification and disposal of any of the items in this Section 1(a).

  (b) AFFILIATE. An "Affiliate" of a Participant shall mean any corporation, partnership (limited or general) or other person or entity controlling, under common control with, or controlled by such Participant.

  (c) AGENCY FUNCTIONS. The "Agency Functions" shall mean those activities which the Agent shall undertake on behalf of the Participants which relate to the planning, design, licensing, procurement, acquisition (other than acquisition by GPC of a leasehold interest in the GPC Plant McIntosh CTs Site and the CT Common Facilities Site and of an undivided ownership interest in certain of the CT Common Facilities equipment pursuant to the Ownership Agreement), construction, completion, testing, startup, management, control, operation, maintenance, renewal, addition, replacement, modification and disposal of the Plant McIntosh CTs, the CT Common Facilities and the CT Fuel Supply, as the case may be, under this Agreement and the Ownership Agreement.

  (d) AGENT. "Agent" shall mean Savannah or its successors with respect to its rights and obligations in the performance of the Agency Functions on behalf of the Participants with respect to the Plant McIntosh CTs, the CT Common Facilities and the CT Fuel Supply. The term "Agent" shall also mean and refer to Savannah (or its successor as Agent) acting on its own behalf with respect to the Savannah Plant McIntosh CTs, the CT Common Facilities and the CT Fuel Supply for so long as Savannah (or its successor as Agent) owns an undivided ownership interest in the Plant McIntosh CTs, the CT Common Facilities, and the CT Fuel Supply, respectively.

  (e) ASSIGNMENT OF CT PURCHASE AGREEMENT. The "Assignment of CT Purchase Agreement" shall refer to that certain Assignment of Contract between SCSI and Savannah dated April 22, 1992 under which SCSI assigned to Savannah that certain Agreement for the Purchase and Sale of Combustion Turbine Generators and Auxiliaries between ABB Energy Services, Inc. and SCSI, dated as of January 31, 1991, as amended by that certain Amendment Number One, dated as of April 22, 1992.

  (f)   BUDGET.  A "Budget" shall mean any Capital Budget or
Operating Budget.

  (g) BUSINESS DAY. A "Business Day" shall be any Monday, Tuesday, Wednesday, Thursday or Friday other than a day which has been established by law or required by executive order as a holiday for any commercial banking institution in the State of Georgia.

  (h) CAPITAL ACCOUNT. The "Capital Account" shall refer to the separate, interest bearing account or accounts, in a bank or banks, the deposits in which are insured, subject to applicable limits, by the Federal Deposit Insurance Corporation and which meets or meet all applicable requirements imposed upon depositories of Savannah, established by Savannah as Agent, pursuant to the terms of this Agreement, for the payment of additional Cost of Construction and Fuel Costs.

  (i) CAPITAL BUDGET. The "Capital Budget" shall refer to the Budgets pertaining to additional Cost of Construction and Fuel Costs for that portion of the Plant McIntosh CT Project which has achieved Commercial Operation to be delivered to the Participants pursuant to the terms of Section 2(c), DEVELOPMENT OF BUDGETS, PLANS AND SCHEDULES, of this Agreement.

  (j) CLOSING. The "Closing" shall have the meaning assigned in Section 3(c), CLOSING, of the Ownership Agreement.

  (k) COMMERCIAL OPERATION. "Commercial Operation" shall refer to the date or dates when any of the Plant McIntosh CTs are completed and declared fully operable by Savannah, as Agent for the Participants with respect to construction; provided, however, that none of the Additional Plant McIntosh CTs shall be included in the Plant McIntosh CTs until such time as one or more Participants provide written notice to the other Participants that they are planning to construct one or more of the Additional Plant McIntosh CTs, as the case may be, in order to serve such Participants' energy needs. It is the intent of the Parties that Plant McIntosh CT Nos. 07 and 08 achieve Commercial Operation on January 24, 1994 (unit No. 08) and February 28, 1994 (unit No.
07), that Plant McIntosh CT Nos. 05 and 06 achieve Commercial Operation on March 9, 1994 (unit No. 06) and April 7, 1994 (unit No. 05), that Plant McIntosh CT Nos. 03 and 04 achieve Commercial Operation on May 5, 1994 (unit No. 04) and June 3, 1994 (unit No.
03), and that Plant McIntosh CT Nos. 01 and 02 achieve Commercial Operation on April 13, 1995 (unit No. 02) and May 26, 1995 (unit No. 01).

  (l) CONSTRUCTION ACCOUNT. The "Construction Account" shall refer to the separate, interest bearing account or accounts, in a bank or banks, the deposits in which are insured, subject to applicable limits, by the Federal Deposit Insurance Corporation and which meets or meet all applicable requirements imposed upon depositories of Savannah, established by Savannah as Agent, pursuant to the terms of the Ownership Agreement, for the payment of Cost of Construction.

  (m) CONSTRUCTION BUDGET. The "Construction Budget" shall refer to the budgets pertaining to the Cost of Construction to be delivered to the Participants pursuant to the terms of
Section 6(j), CONSTRUCTION BUDGETS AND SCHEDULES, of the
Ownership Agreement.

  (n) COST OF CONSTRUCTION. The "Cost of Construction" shall refer to all costs incurred by Savannah, as Agent, for the Participants in connection with the planning, design, licensing, procurement, acquisition, construction, completion, testing, startup, renewal, addition, modification, replacement or disposal of the Plant McIntosh CTs and the CT Common Facilities, or any portion thereof, including, without limitation, that portion of administrative and general expenses incurred by Savannah, as Agent, which is properly and reasonably allocable to the Plant McIntosh CTs and the CT Common Facilities and for which Savannah has not been otherwise reimbursed by the Participants, which costs are properly recordable in accordance with the Electric Plant Instructions and in appropriate accounts as set forth in the Uniform System of Accounts, and shall also include all costs incurred by Savannah, as Agent for the Participants in connection with the purchase and acquisition of (i) the initial supply of fuel for the Plant McIntosh CTs to the extent such fuel is consumed by any of the Plant McIntosh CTs prior to the respective dates of Commercial Operation of such Plant McIntosh CTs, including, without limitation, that portion of administrative and general expenses incurred by Savannah, as Agent, which is properly and reasonably allocable to such acquisition of fuel for the Plant McIntosh CTs and for which Savannah has not been otherwise reimbursed by the Participants, and (ii) the initial supply of spare parts, and any replacements for such spare parts utilized during pre-Commercial Operation construction activities, for the Plant McIntosh CTs and the CT Common Facilities, including, without limitation, that portion of administrative and general expenses incurred by Savannah, as Agent, which is properly and reasonably allocable to such acquisition of spare parts and for which Savannah has not been otherwise reimbursed by the Participants; provided, however, that Cost of Construction shall not include (i) costs incurred by Savannah in connection with the draining and cleaning (except sand-blasting) of the existing Fuel Oil Tank as preparatory to its becoming part of the CT Common Facilities, (ii) interest cost attributable to the carrying of any Participant's respective investment in the Plant McIntosh CTs or the CT Common Facilities, or (iii) costs and expenses incurred by any Participant in connection with the development of this Agreement, the Ownership Agreement or the Assignment of CT Purchase Agreement.

  (o) CT COMMON FACILITIES. The "CT Common Facilities" shall have the meaning assigned in Section 1(p), CT COMMON FACILITIES, of the Ownership Agreement.

  (p)   CT COMMON FACILITIES SITE.  The "CT Common Facilities
Site" shall refer to so much of the CT Common Facilities as constitutes real property.

  (q) CT FUEL SUPPLY. The "CT Fuel Supply" shall mean the fossil fuel supply of oil maintained in the fuel oil storage tank or of natural gas provided by pipeline, as the case may be, for the Plant McIntosh CTs pursuant to Section 3(c), FOSSIL FUEL, hereof.

  (r) EXECUTION AND DELIVERY. The "Execution and Delivery" shall have the meaning assigned in Section 4(c), EXECUTION AND
DELIVERY, of the Ownership Agreement.

  (s)   FERC.  The "FERC" shall mean the Federal Energy
Regulatory Commission or any entity succeeding to the powers and functions thereof.

  (t) FORCE MAJEURE EVENT. A "Force Majeure Event" shall refer to any event which occurs due to no fault of the Party asserting the occurrence of such event, and which is beyond the reasonable control of such Party, including, but not limited to: strike or other labor difficulty or dispute; lockout; act of God; change in Legal Requirements; absence as of any particular time of precise engineering and scientific knowledge generally available to fashion a method for compliance with Legal Requirements or absence as of any particular time of appropriate technology generally available which may be required for compliance with Legal Requirements; act or omission of any Governmental Authority; act or omission of any third party other than the Party asserting a Force Majeure Event; act of a public enemy; expropriation or confiscation of facilities; riot; rebellion; sabotage; embargo; blockade; quarantine; restriction; epidemic; accident; wreck or delay in transportation; unavailability or shortage of fuel, power, material or labor; equipment failure; declared or undeclared war; or damage resulting from wind, lightning, fire, flood, earthquake, explosion or other physical disaster; provided, however, that no Party shall be required by the foregoing provisions to settle a strike, lockout or other labor difficulty or dispute except when, according to its own best judgment, such a settlement seems advisable.

  (u) FUEL COSTS. The "Fuel Costs" shall mean all costs incurred by the Agent for the Participants that are allocable to the acquisition, processing, transportation, delivering, handling, storage, accounting, analysis, measurement and disposal of fuel for the CT Fuel Supply, including, without limitation, any advance payments in connection therewith, less credits related to such costs applied as appropriate, and including, without limitation, that portion of administrative and general expenses which is properly and reasonably allocable to acquisition and management of fuel for the CT Fuel Supply and for which the Agent has not been otherwise reimbursed by the Participants; provided, however, that Fuel Costs shall not include any costs allocable to the purchase and acquisition of the initial supply of fuel oil for the Plant McIntosh CT Project to the extent such fuel is consumed by any of the Plant McIntosh CTs prior to the respective dates of Commercial Operation of such Plant McIntosh CTs.

  (v) FUEL OIL TANK. The "Fuel Oil Tank" shall refer to the existing nine million gallon fuel oil storage tank, wholly owned by Savannah prior to the Closing, a percentage undivided ownership interest in which will be conveyed to GPC at the Closing, and which shall be used to store water for the Plant McIntosh CTs.

  (w) FUEL PLAN. The "Fuel Plan" shall refer to the fuel supply plan covering at least a five-year period that the Agent shall prepare and submit annually to the Participants as set forth in Section 5(c), FUEL PLAN, hereof.

  (x) GOVERNMENTAL AUTHORITY. A "Governmental Authority" shall mean any local, state, regional or federal administrative, legal, judicial, or executive agency, court, commission, department or other entity, but excluding any agency, commission, department or other such entity acting in its capacity as lender, guarantor or mortgagee.

  (y) GPC PLANT MCINTOSH CTS. The "GPC Plant McIntosh CTs" shall refer collectively to Plant McIntosh CT Nos. 01 and 02, Plant McIntosh CT Nos. 03 and 04, Plant McIntosh CT Nos. 07 and 08, and one or more of the Additional Plant McIntosh CTs, any one of which shall be a GPC Plant McIntosh CT; provided, however, that none of the Additional Plant McIntosh CTs shall be included in the GPC Plant McIntosh CTs until such time as GPC provides written notice to Savannah that GPC is planning to construct one or more Additional Plant McIntosh CTs, as the case may be, in order to serve GPC's energy needs; and provided, further, that the GPC Plant McIntosh CTs shall not include any GPC Plant McIntosh CT which GPC decides shall not be constructed and which is so identified in a written notice to Savannah.

  (z)  GPC PLANT MCINTOSH CTS SITE.  The "GPC Plant McIntosh CTs
Site" shall refer to so much of the GPC Plant McIntosh CTs as constitutes real property.

  (aa)  GPSC.  The "GPSC" shall mean the Georgia Public Service
Commission or any governmental agency succeeding to the powers and functions thereof.

  (ab) INTERCOMPANY INTERCHANGE CONTRACT. The "Intercompany Interchange Contract" shall refer to that certain "Southern Company System Intercompany Interchange Contract" entered into on October 31, 1988 by and among Alabama Power Company, GPC, Gulf Power Company, Mississippi Power Company, Savannah and SCSI, as the same may be amended from time to time.

  (ac) LEGAL REQUIREMENTS. "Legal Requirements" shall mean all laws, codes, ordinances, orders, judgments, decrees, injunctions, licenses, rules, permits, approvals, regulations and requirements of every Governmental Authority having jurisdiction over the matter in question, whether federal, state or local, which may be applicable to Savannah, as Agent, or any Participant, as required by the context in which used, or to the Plant McIntosh CT Project, or to the use, manner of use, occupancy, possession, planning, licensing, design, procurement, construction, acquisition, testing, startup, operation, maintenance, management, control, addition, renewal, modification, replacement or disposal of the Plant McIntosh CT Project, or any portion or portions thereof.

  (ad) OPERATING ACCOUNT. The "Operating Account" shall refer to the separate, interest bearing account or accounts, in a bank or banks, the deposits in which are insured, subject to applicable limits, by the Federal Deposit Insurance Corporation and which meets or meet all applicable requirements imposed upon depositories of Savannah, established by Savannah as Agent, pursuant to the terms of this Agreement, for the payment of Operating Costs.

  (ae) OPERATING BUDGET. The "Operating Budget" shall refer to the Budgets pertaining to Operating Costs to be delivered to the Participants pursuant to the terms of Section 2(c), DEVELOPMENT
OF BUDGETS, PLANS AND SCHEDULES, of this Agreement.

  (af) OPERATING COSTS. The "Operating Costs" shall mean all costs and expenses (other than Cost of Construction and Fuel Costs) incurred by Savannah, as Agent for the Participants in respect of the management, control, operation or maintenance, including, without limitation, scheduling and dispatching, of the Plant McIntosh CTs or the CT Common Facilities, or both, including, without limitation, that portion of administrative and general expenses incurred by Savannah, as Agent, which is properly and reasonably allocable to the Plant McIntosh CTs or the CT Common Facilities, or both, and which costs and expenses are properly recordable in accordance with the Operating Expense Instructions and in appropriate accounts as set forth in the Uniform System of Accounts and, to the extent practicable, Operating Costs shall be properly allocated among each Plant McIntosh CT and the CT Common Facilities; provided, however, that there shall not be included as Operating Costs any costs attributable to Plant McIntosh exclusive of the Plant McIntosh CT Project.

  (ag) OWNERSHIP AGREEMENT. The "Ownership Agreement" shall refer to that certain Plant McIntosh Combustion Turbine Purchase and Ownership Participation Agreement, dated as of the date hereof, between GPC and Savannah, as such agreement may be amended from time to time.

  (ah) PARTICIPANTS. "Participant" and "Participants" shall refer individually or collectively, as the case may be, to GPC and Savannah (in their capacities as owners of one or more of the Plant McIntosh CTs) and to any permitted transferee or assignee of either of them of an ownership or leasehold interest in the Plant McIntosh CT Project pursuant to Section 6(c), ALIENATION AND ASSIGNMENT, of the Ownership Agreement made in conformity with those provisions of this Agreement and the Ownership Agreement pertaining to the Plant McIntosh CTs, the CT Common Facilities and the CT Fuel Supply, provided, however, such references shall only refer to an entity for so long as said entity has an ownership or an ownership and a leasehold interest in the Plant McIntosh CT Project.

  (ai) PARTY. A "Party" shall refer to any entity which is now or hereafter a party to this Agreement; provided, however, such reference shall only refer to an entity for so long as such entity is a party to this Agreement.

  (aj) PLANT MCINTOSH. "Plant McIntosh" shall consist of the Plant McIntosh Site plus all improvements thereon including, without limitation, the Plant McIntosh CT Project and that certain Plant McIntosh 170 Mw coal-fired generating plant owned by Savannah, together with its supporting facilities and equipment.

  (ak)  PLANT MCINTOSH CT NOS. 01 AND 02.  "Plant McIntosh CT
Nos. 01 and 02" shall have the meaning assigned in Section 1(an), PLANT MCINTOSH CT NOS. 01 AND 02, of the Ownership Agreement.

  (al)  PLANT MCINTOSH CT NOS. 03 AND 04.  "Plant McIntosh CT
Nos. 03 and 04" shall have the meaning assigned in Section 1(ao), PLANT MCINTOSH CT NOS. 03 AND 04, of the Ownership Agreement.

  (am)  PLANT MCINTOSH CT NOS. 05 AND 06.  "Plant McIntosh CT
Nos. 05 and 06" shall have the meaning assigned in Section 1(ap), PLANT MCINTOSH CT NOS. 05 AND 06, of the Ownership Agreement.

  (an)  PLANT MCINTOSH CT NOS. 07 AND 08.  "Plant McIntosh CT
Nos. 07 and 08" shall have the meaning assigned in Section 1(aq), PLANT MCINTOSH CT NOS. 07 AND 08, of the Ownership Agreement.

  (ao)  PLANT MCINTOSH CT PROJECT.  The "Plant McIntosh CT
Project" shall refer to the Plant McIntosh CTs, the CT Common
Facilities and the CT Fuel Supply.

  (ap) PLANT MCINTOSH CTS. The "Plant McIntosh CTs" shall consist collectively of Plant McIntosh CT Nos. 01 and 02, Plant McIntosh CT Nos. 03 and 04, Plant McIntosh CT Nos. 05 and 06, Plant McIntosh CT Nos. 07 and 08, and any one or more of the Additional Plant McIntosh CTs, any one of which shall be a Plant McIntosh CT; provided, however, that none of the Additional Plant McIntosh CTs shall be included in the Plant McIntosh CTs until such time as one or more Participants provide written notice to the other Participants that they are planning to construct one or more of the Additional Plant McIntosh CTs, as the case may be, in order to serve such Participants' energy needs; and provided, further, that the Plant McIntosh CTs shall not include any Plant McIntosh CT which the Participant owning such unit decides shall not be constructed and which is so identified in a written notice to the other Participant.

  (aq) 1994 PLANT MCINTOSH CTS. The "1994 Plant McIntosh CTs" shall refer to Plant McIntosh CT Nos. 07 and 08, Plant McIntosh CT Nos. 05 and 06, and Plant McIntosh CT Nos. 03 and 04, any one (of the six) of which shall be a 1994 Plant McIntosh CT; provided, however, that the 1994 Plant McIntosh CTs shall not include any 1994 Plant McIntosh CT which the Participant owning such unit decides shall not be constructed and which is so identified in a written notice to the other Participant.

  (ar) 1995 PLANT MCINTOSH CTS. The "1995 Plant McIntosh CTs" shall refer to Plant McIntosh CT Nos. 01 and 02, either one of which shall be a 1995 Plant McIntosh CT; provided, however, that the 1995 Plant McIntosh CTs shall not include any 1995 Plant McIntosh CT which the Participant owning such unit decides shall not be constructed and which is so identified in a written notice to the other Participant.

  (as) PLANT MCINTOSH SITE. The "Plant McIntosh Site" shall refer to the real property which is described in Exhibit F attached to the Ownership Agreement.

  (at) PRIME RATE. The "Prime Rate" shall mean the per annum rate of interest announced from time to time by Chemical Bank as its prime rate, and with respect to any payment or reimbursement to be made hereunder to which interest is to be added (other than an adjustment to the Purchase Price), shall be determined as of the date such payment or reimbursement is due, and with respect to any adjustment to the Purchase Price as to which interest is to be added pursuant to the terms hereof, shall be determined as of the date of the Closing for which such adjustment is to be made. The Prime Rate shall be calculated on the basis of a 365-day year for the actual number of days that the payment, reimbursement or purchase price adjustment, as the case may be, has not been made.

  (au) PRO FORMA OWNERSHIP INTEREST. A "Pro Forma Ownership Interest" shall mean for each Participant the number of the Plant McIntosh CTs (whether or not completed) owned by such Participant divided by the total number of Plant McIntosh CTs (whether or not completed); provided, however, that none of the Additional Plant McIntosh CTs shall be included in the calculation of Pro Forma Ownership Interest until such time as one or more Participants provide written notice to the other Participants that they are planning to construct one or more of the Additional Plant McIntosh CTs, as the case may be, in order to serve such Participants' energy needs; provided further that, for purposes of this definition of Pro Forma Ownership Interest, no Plant McIntosh CT shall be included which has been cancelled by the Participant owning such Plant McIntosh CT and which is identified in a written notice of cancellation to the other Participants.

  (av) PRUDENT UTILITY PRACTICE. "Prudent Utility Practice" at a particular time shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, or any of the practices, methods and acts, which in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Utility Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of Governmental Authorities of competent jurisdiction and the requirements of this Agreement and the Ownership Agreement. Compliance by Savannah with the provisions of any Budget estimate which has been altered by the Participants pursuant to this Agreement or the Ownership Agreement, as the case may be, from any such estimate submitted by Savannah shall not, in and of itself, constitute a breach by Savannah of its obligation to discharge its responsibilities as Agent for the Participants hereunder in accordance with Prudent Utility Practice.

  (aw) PURCHASE PRICE. The "Purchase Price" shall have the meaning assigned in subsection (i) of Section 3(b), PURCHASE
PRICE AND PAYMENT, of the Ownership Agreement.

  (ax) SAVANNAH PLANT MCINTOSH CTS. The "Savannah Plant McIntosh CTs" shall refer to Plant McIntosh CT Nos. 05 and 06 and one or more of the Additional Plant McIntosh CTs, any one of which is a Savannah Plant McIntosh CT; provided, however, that none of the Additional Plant McIntosh CTs shall be included in the Savannah Plant McIntosh CTs until such time as Savannah provides written notice to GPC that Savannah is planning to construct one or more of the Additional Plant McIntosh CTs, as the case may be, in order to serve Savannah's energy needs;
and provided, further, that the Savannah Plant McIntosh CTs shall not include any Savannah Plant McIntosh CT which Savannah decides shall not be constructed and which is so identified in a written notice to GPC.

  (ay) SAVANNAH PLANT MCINTOSH CTs SITE.  The "Savannah Plant
McIntosh CTs Site" shall refer to so much of the Savannah Plant
McIntosh CTs as constitutes real property.

  (az)  SCSI.  "SCSI" shall mean Southern Company Services,
Inc., a corporation organized and existing under the laws of the State of Alabama, and any successor corporation.

  (ba) SEC. The "SEC" shall refer to the Securities and Exchange Commission or any governmental agency succeeding to the powers and functions thereof.

  (bb) SITE REPRESENTATIVE. "Site Representative" shall refer to the term as described in Section 6(j), ON-SITE OBSERVATION AND
INSPECTION, hereof.

  (bc) THE SOUTHERN COMPANY. "The Southern Company" shall refer to The Southern Company, a corporation organized and existing under the laws of the State of Delaware.

  (bd)  UNIFORM SYSTEM OF ACCOUNTS.  The "Uniform System of
Accounts" shall mean the FERC Uniform System of Accounts prescribed for Public Utilities and Licensees (Class A and Class
B), as the same now exists or may be hereafter amended by the FERC.

  (be) VARIABLE OPERATING COSTS. "Variable Operating Costs" shall mean those Operating Costs identified as variable operation and maintenance expenses from time to time in the Intercompany
Interchange Contract.


 2.  OPERATIONS.

  (a) AGENT. Subject to the terms of this Agreement and of the Ownership Agreement, the Participants hereby irrevocably appoint Savannah as their Agent in connection with the Plant McIntosh CT Project, to act on behalf of the Participants in performing the Agency Functions. Savannah hereby accepts such appointment and agrees that it shall discharge its responsibilities as Agent in accordance with this Agreement, the Ownership Agreement and Prudent Utility Practice.

  (b) COMMITTEES. From time to time the Participants may appoint and charge committees to study and make recommendations on any subject, as the Participants may designate. The purpose, charge and duty of each committee so appointed shall not exist for more than one year unless the committee is reappointed by the Participants.

  (c) DEVELOPMENT OF BUDGETS, PLANS AND SCHEDULES. Prior to a reasonable period in advance of the date when the Agent is required under this Agreement to deliver any Budget, plan or schedule to the Participants, each Participant shall have the right to provide the Agent information (whether in writing or in person, as determined by the Participants) to be used in the formation of the subsequent year's Operating Budget, the Capital Budget and such other plans and schedules as the Participants shall reasonably request, including, without limitation, the Fuel Plan and the maintenance schedule. Taking into account such information from the Participants, Savannah, as Agent, shall prepare proposed Capital Budgets (including separate Capital Budgets for each Participant's Plant McIntosh CTs and for the CT Common Facilities), a proposed Operating Budget, and other appropriate proposed plans and schedules and shall submit them to the Participants as provided below. Such Budgets, plans and schedules shall be based upon information reasonably available and shall contain such information as is reasonably adequate for the purpose of each Participant's reasonable review thereof.

  The proposed Budgets, plans and schedules for each calendar year shall be submitted to the Participants by August 1 of the preceding year, beginning on August 1, 1993. On or before September 1 of each year, beginning with September 1, 1993, the Participants shall approve by mutual agreement or disapprove each Budget, plan and schedule separately, other than the Capital Budgets for each Participant's Plant McIntosh CTs which shall be approved or disapproved by the respective Participants owning the personal property comprising such Plant McIntosh CTs. In the event that any proposed Budget, plan or schedule as submitted is disapproved, the Participants shall have until October 1 of each year to agree on revised Budgets, plans or schedules, as the case may be, which shall comply with Prudent Utility Practice and Legal Requirements. In the event that the Participants are unable to agree on complete revised Budgets, plans or schedules which comply with Prudent Utility Practice and Legal Requirements by October 1 of each year, then the Budgets, plans and schedules to be utilized shall consist only of such portions of the Budgets, plans and schedules on which the Participants agree.
The Agent shall have reasonable day-to-day discretion with respect to individual expenditures, provided that such expenditures shall be generally consistent with the guidelines set forth in such Budgets and, unless otherwise approved by the Participants (or, in the case of any of the Plant McIntosh CTs, by the respective Participants owning the personal property comprising such Plant McIntosh CTs), such aggregate expenditures for Operating Costs or Cost of Construction, as the case may be, shall not exceed 100% of the Capital Budgets (excluding any budgeted amount for Fuel Costs) or Operating Budget, as the case may be, without the approval of the affected Participants. Notwithstanding the foregoing, Savannah, as Agent, may make or incur such expenditures as are reasonably required to respond appropriately to emergencies, and the Participants shall make payment for such expenditures as Operating Costs or Cost of Construction; provided, however, that any expenditures beyond the period of the emergency may not be incurred without the prior approval of the affected Participants. The Participants and Savannah, as Agent, agree to cooperate with one another to revise, to the extent practicable, any Budget, plan or schedule in effect from time to time to accommodate changed circumstances.

  The Agent shall provide the Participants with such other information as the Participants may reasonably request; provided, however, that such information shall be provided only for the convenience of the Participants except as the Agent may otherwise agree from time to time. Notwithstanding the foregoing, Savannah, as Agent, makes no representation, warranty or promise of any kind as to the accuracy of any estimate contained in any Budget, plan or schedule or in any revision thereto or that any information referred to in the preceding sentence will be sufficient, and in no event shall Savannah, as Agent, have any liability to any of the Participants in these regards.

  (d) RECORD KEEPING. In furtherance of its duties as Agent, Savannah shall also keep and maintain appropriate plant records in accordance with applicable Legal Requirements and Savannah's record retention policies, and upon request from time to time by a Participant, Savannah will inform such Participant of the location of such records and provide access thereto. To the extent that any Participant would like to retain records for longer periods of time than Savannah would retain such records, then, upon written request from such Participant, Savannah shall provide such Participant, at such Participant's sole expense, with originals or copies as appropriate of such records on or prior to the date that Savannah would dispose of such records.

 3.  AUTHORITY AND RESPONSIBILITY FOR OPERATION

  (a) OPERATION. Subject to the provisions of this Agreement and the Ownership Agreement, Savannah, as Agent for the Participants, shall have sole authority and responsibility with respect to the Agency Functions, and in respect thereof, Savannah, as Agent, is authorized to take and shall take, in the name and on behalf of the Participants all reasonable actions which, in the discretion and judgment of Savannah, are deemed necessary or advisable to effect the Agency Functions, including, without limitation, the following:

       (i) The making of such agreements and modifications of existing agreements, other than this Agreement and the Ownership Agreement, and the taking of such other action as Savannah, as Agent, deems necessary or appropriate, in its sole discretion, or as may be required under the regulations or directives of any Governmental Authority having jurisdiction, with respect to the Agency Functions, which such agreements and modifications, together with all such existing agreements, shall be held by Savannah as Agent; provided, however, that Savannah will develop procedures, with respect to the purchase of equipment and materials and the supply of services, which are mutually acceptable to the Participants and which shall provide opportunity for the Participants to participate in procurement decisions;

      (ii) With respect to the disposal (including, without limitation, retirement and salvaging) of all or any part of the Plant McIntosh CTs (other than the Savannah Plant McIntosh
  CTs), the making of such agreements and modifications of existing agreements (other than this Agreement and the Ownership Agreement) and the taking of such other action as may be required under the regulations or directives of any Governmental Authority having jurisdiction or as Savannah, as Agent, deems necessary or appropriate, with the consent in each case of the Participants owning such Plant McIntosh CTs, which such agreements and modifications, together with such existing agreements, shall be held by Savannah, as Agent; provided, however, that Savannah shall not be required to obtain the consent of any Participant prior to disposing of any machinery, apparatus, supplies, equipment, tools or implements which are (1) valued at less than $50,000.00 (original book cost), and (2) replaced or substituted for with similar property of value at least equal to that of the disposed property; provided, further, that Savannah is not authorized by GPC to have any direct contact with the GPSC on behalf of GPC without the written consent of GPC;

     (iii) With respect to the disposal (including, without limitation, retirement and salvaging) of all or any part of the CT Common Facilities and the CT Fuel Supply, the making of such agreements and modifications of existing agreements (other than this Agreement and the Ownership Agreement) and the taking of such other action as may be required under the regulations or directives of any Governmental Authority having jurisdiction or as Savannah, as Agent, deems necessary or appropriate, with the consent in each case of all the Participants, which such agreements and modifications, together with such existing agreements, shall be held by Savannah, as Agent; provided, however, that Savannah shall not be required to obtain the consent of any Participant prior to disposing of any machinery, apparatus, supplies, equipment, tools or implements which are (1) valued at less than $50,000.00 (original book cost), and (2) replaced or substituted for with similar property of value at least equal to that of the disposed property;

      (iv) The execution and filing, with any Governmental Authority having jurisdiction (except the GPSC on behalf of GPC), of applications, amendments, reports and other documents and filings in or in connection with the licensing and other regulatory matters with respect to the Plant McIntosh CTs, the CT Common Facilities, the CT Fuel Supply or any combination thereof;

       (v) The receipt of any notice or other communication from any Governmental Authority having jurisdiction (except the GPSC on behalf of GPC), as to any licensing or other similar matter with respect to the Plant McIntosh CTs, the CT Common Facilities, the CT Fuel Supply or any combination thereof; and

      (vi) The provision of, or contracting with any third party to purchase or provide, any equipment or facilities or perform services in connection with the Plant McIntosh CTs, the CT Common Facilities, the CT Fuel Supply or any combination thereof.

  GPC and Savannah agree that all such agreements which relate to the Plant McIntosh CTs, the CT Common Facilities or the CT Fuel Supply, described in this Section 3(a) which are entered into after the effective date hereof shall, by their terms, be made assignable by Savannah, as Agent, to any replacement or successor Agent for the Agency Functions, pursuant to this Agreement and the Ownership Agreement; provided, however, that any agreements between Savannah, as Agent, and its Affiliates shall not be made assignable to any replacement or successor Agent who is not also an Affiliate of Savannah.

  Savannah, as Agent, shall also, at all times, be responsible for ensuring the continued availability of any equipment and services necessary to support the operation and maintenance of the Plant McIntosh CT Project (including, without limitation, fire protection, potable water and the intake structure), which equipment and services are to be supplied from portions of Plant McIntosh wholly owned by Savannah.

  (b) OTHER CONTRACTS. In discharging its obligations as Agent hereunder, Savannah shall have the right, on behalf of the Participants, to provide, or contract with any of its Affiliates to purchase or provide, at cost, any equipment or facilities or to perform, or contract with any of its Affiliates to perform, at cost, services in connection with the Plant McIntosh CTs, the CT Common Facilities, the CT Fuel Supply or any combination thereof.

  (c)  FOSSIL FUEL.

       (i) Savannah, as Agent, shall have sole authority to and shall arrange for and acquire all fossil fuel and fuel transportation for the Plant McIntosh CT Project consistent with such policies and procedures with respect thereto as may be adopted from time to time by the Participants by mutual agreement, and shall have sole authority to administer all fuel standards for fossil fuel for the Plant McIntosh CT Project consistent with such standards with respect thereto as may be adopted from time to time by the Participants by mutual agreement.

      (ii) Each Participant shall have the right to make whatever financial arrangements it may desire, whether by lease, security transaction or otherwise, for the discharge of its fossil fuel payment obligations so long as such arrangements do not adversely affect the rights of the other
  Participants.

     (iii) The Participants shall pay Fuel Costs and shall own fuel in the CT Fuel Supply in proportion to (A) their respective undivided ownership interests in the personal property comprising the 1994 Plant McIntosh CTs prior to the last Commercial Operation date of the 1995 Plant McIntosh CTs, and (B) their respective Pro Forma Ownership Interests in the Plant McIntosh CT Project after the last Commercial Operation date of the 1995 Plant McIntosh CTs.

      (iv) All Fuel Costs incurred in connection with the CT Fuel Supply shall be allocated among the Participants at the time such Fuel Costs are incurred in accordance with subsection (iii) of this Section 3(c) and such Fuel Costs shall be paid as provided in Section 5(j), PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION, hereof; provided, however, that at the end of each calendar month Savannah, as Agent, shall cause an adjustment to be made among the Participants in accordance with the amount of fuel actually consumed by each Participant, all in accordance with Savannah's standard accounting practices which shall comply with the Uniform System of Accounts in effect from time to time.

       (v) At least once each calendar quarter, Savannah, as Agent, shall cause a physical inventory of the CT Fuel Supply to be performed. All discrepancies between the book inventory and the physical inventory of the CT Fuel Supply shall be charged or credited, as appropriate, among the respective accounts of each Participant in accordance with their respective undivided ownership interests (determined as provided in subsection (iii) of this Section 3(c)) during the physical inventory period to which such discrepancy relates, all as determined in accordance with Savannah's standard accounting practices which shall comply with the Uniform System of Accounts in effect from time to time.


 4.  INTENTIONALLY OMITTED.


 5.  OPERATION, RIGHTS AND OBLIGATIONS.

  (a) AVAILABILITY OF OUTPUT. Subject to the further provisions of this Agreement and the provisions of the Ownership Agreement, at any given time each Participant shall each be entitled to (i) the net capacity of such Participant's Plant McIntosh CTs, as specified in the Ownership Agreement, and (ii) the net energy output of such Participant's Plant McIntosh CTs dispatched in accordance with the provisions of Section 5(b), SCHEDULING AND DISPATCHING, hereof.

  (b) SCHEDULING AND DISPATCHING. The Plant McIntosh CTs will be dispatched in order of costs regardless of ownership to meet Southern electric system requirements. If the Plant McIntosh CTs have no cost differences, the Agent, upon notification by the Southern electric system dispatcher of the need for generation from the Plant McIntosh CTs, will dispatch the required number of Plant McIntosh CTs using its reasonable best efforts to ensure that over the operating lives of the Plant McIntosh CTs each Plant McIntosh CT accumulates equivalent operating hours and equivalent numbers of starts.

  (c) FUEL PLAN. In connection with the development of each Operating Budget and Capital Budget beginning with the first such Budgets, Savannah, as Agent, shall prepare and submit annually to the Participants for their approval, in accordance with the provisions in Section 2(c), DEVELOPMENT OF BUDGETS, PLANS AND SCHEDULES, hereof, a Fuel Plan covering at least a five-year period for the Plant McIntosh CT Project. Each Fuel Plan shall describe such reasonable information as the Participants may request and each action or contemplated action and payment and the estimated dates thereof relating to the acquisition, transportation, delivery, storage and inventory of fossil fuel for the Plant McIntosh CT Project, the entitlement (or estimates thereof) of each Participant to the energy generated by such Participant's Plant McIntosh CTs for each calendar year of the Fuel Plan pursuant to Sections 5(a), AVAILABILITY OF OUTPUT, and 5(b), SCHEDULING AND DISPATCHING, hereof, a cash flow analysis of forecasted expenditures and credits for each Participant for each major cost component of the Fuel Plan by year for the period covered by the Fuel Plan, and cash flow by month (or other period as agreed to by the Agent and the Participants) for the first three years of each such period. Savannah, as Agent, shall attempt to acquire, transport, deliver and store fuel for the Plant McIntosh CT Project in accordance with the Fuel Plan to the extent reasonably practicable; provided, however, that Savannah, as Agent, makes no representation, warranty or promise of any kind as to the accuracy of any estimate or forecast or other information contained in any Fuel Plan or that any attempt to acquire, transport, deliver and store fuel for the Plant McIntosh CT Project in accordance with the Fuel Plan will be successful, and in no event shall Savannah, as Agent, have any liability to any of the Participants in these regards.

  (d) MAINTENANCE SCHEDULE. In connection with the development of the Operating Budget and Capital Budgets, beginning with the first such Budgets, and after receiving and taking into consideration input from the Participants, Savannah shall submit annually for approval by the Participants, in accordance with the schedule provided in Section 2(c), DEVELOPMENT OF BUDGETS, PLANS AND SCHEDULES, hereof, a maintenance plan which covers all planned and potential maintenance for the succeeding two years for such portion of the Plant McIntosh CT Project as is in Commercial Operation. To the extent that the desired maintenance plan of any Participant adversely affects any other Participant, Savannah, as Agent, and the Participants shall prioritize the maintenance work to be performed giving due regard to the relative burdens on and benefits to the Participants, including, without limitation, the effect of the timing and duration of scheduled outages, and giving due regard to past burdens and benefits which resulted from the resolution of prior similar conflicts. Such prioritization shall take place and be communicated in a timely manner to limit any unreasonable delays in the maintenance schedule.

  Each such maintenance plan shall describe, in reasonable detail, the contemplated time and duration of each outage and maintenance work to be done and the estimated cost thereof. The maintenance plan for the Plant McIntosh CTs and the CT Common

Facilities shall be subject to approval, rejection or revisions as provided in Section 2(c), DEVELOPMENT OF BUDGETS, PLANS AND SCHEDULES, hereof; provided, however, that any rejection of or revisions to such recommended plan shall comply with the requirements of Prudent Utility Practice and the other requirements of this Section 5(d). Proposed changes to the maintenance plan may be submitted by Savannah, as Agent, or by any Participant, from time to time. Such proposed changes shall be prioritized as provided in this Section 5(d). Savannah, as Agent, makes no representation, warranty or promise of any kind as to the accuracy of any estimate or other information contained in any maintenance plan, and in no event shall Savannah, as Agent, have any liability to any of the Participants in these regards.

  (e) BILLING AND ACCOUNTING. Notwithstanding any reference to Savannah's standard accounting practices contained herein, all billing and accounting matters, including, without limitation, payments to be made by the Participants and the Agent, shall be carried out in a manner consistent with Section 13(b) of the Public Utility Holding Company Act of 1935, as amended.

  (f) METERING. Savannah, as Agent, shall install and maintain the necessary metering equipment so as to determine (i) the gross output, auxiliary requirements, net output and reactive power of each Plant McIntosh CT each hour to the transmission grid in the State of Georgia, and (ii) the monthly power, fuel and water consumption of each Plant McIntosh CT. All metering equipment shall meet the standards set by the Participants which shall be consistent with Prudent Utility Practice. Each meter used pursuant to this Section 5(f) shall, by comparison with accurate standards, be tested and calibrated by Savannah, as Agent, at approximately 12-month intervals. If a meter is found not registering within 1% accuracy, it shall be restored to an accurate condition or an accurate meter shall be substituted.
Any meter tested and found to be within 1% accuracy shall be considered to be accurate. If, as a result of any test, any meter is found to register not within 1% accuracy, Savannah, as Agent, shall meet with the affected Participant or Participants, as soon as practicable, after the meter has been repaired or replaced to resolve any correction for measurement inaccuracy. The correction shall be calculated from the day the inaccurate meter was repaired or replaced, working back to the last meter reading date that was deemed accurate, as agreed to between Savannah, as Agent, and the affected Participant or Participants. The energy produced during the time of any electrical meter error shall be calculated in whole megawatt-hours and scheduled for payback either to or from Savannah in a time frame agreeable to Savannah and the affected Participant or Participants. All metering records and tests shall be available to authorized representatives of the Participants. All costs incurred in connection with such metering equipment and compliance with the provisions of this Section 5(f) shall be Cost of Construction or Operating Costs, as appropriate, and as such shall be paid by the Participants in accordance with the provisions of Section 5(g), SHARING OF COSTS - GENERAL, hereof.

  (g) SHARING OF COSTS - GENERAL. Except as otherwise provided in this Section 5, each Participant shall be responsible for the payment of its respective percentage share of all Operating Costs and Cost of Construction in accordance with this Agreement and the Ownership Agreement. Notwithstanding the foregoing sentence, the allocation among the Participants of all Variable Operating Costs for any given month shall be adjusted at the end of such month such that each Participant pays that fraction of such Variable Operating Costs equal to the twelve-month rolling average of gross generation of such Participant ending in such month divided by the total twelve-month rolling average of gross generation of all Participants ending in such month. The Participants shall be responsible for the payment of Fuel Costs in accordance with the provisions of Sections 3(c), FOSSIL FUEL, and 5(j), PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION, hereof.

  It is the absolute intent of the Participants to share all items of cost, obligation and liability incurred in connection with the Plant McIntosh CT Project (other than the financing of each Participant's respective ownership or leasehold interests in the Plant McIntosh CT Project), which are not otherwise expressly provided for in this Agreement or in the Ownership Agreement in proportion to their respective Pro Forma Ownership Interests, as they may appear from time to time; provided, however, that any such cost, obligation or liability incurred at the request of and for the sole benefit of a particular Participant shall be the sole responsibility of such Participant and such Participant hereby agrees to indemnify all other Participants against any claims, costs, damages, expenses, losses or any other liability of any kind arising from such costs, obligations or liability.

  Notwithstanding the foregoing provisions of this Section 5(g) or any other provision of this Agreement, in the event any Participant sells or conveys to any other person (including, without limitation, a Participant) any ownership or ownership and leasehold interest in the Plant McIntosh CT Project in accordance with the provisions of Section 6(c), ALIENATION AND ASSIGNMENT, of the Ownership Agreement (other than a sale or conveyance as security for an indebtedness or in connection with the financing of pollution control or solid waste disposal facilities), such selling or conveying Participant's rights and obligations hereunder as a Participant, including, without limitation, the obligation to make payments of the Operating Costs, Cost of Construction and Fuel Costs and any other costs to be shared by the Participants hereunder, shall be reduced to the extent of the ownership or ownership and leasehold interests so sold or conveyed, and the Agent and all Participants shall look solely to such purchaser for payment of the corresponding portion of the Operating Costs, Cost of Construction and Fuel Costs and other costs to be shared by the Participants hereunder.

  (h)   PAYMENT AND SETTLEMENT OF OPERATING COSTS.

       (i) Savannah, as Agent, shall be responsible for making, and shall make, payment to third parties of all Operating
  Costs only to the extent that funds are available therefor in the Operating Account.

      (ii) As Agent for the Participants, Savannah will, from and after the first Commercial Operation date, and on or before the first day of each month thereafter, notify the Participants of the Operating Costs anticipated to be due and payable during the succeeding calendar month, plus or minus any adjustments of Operating Costs incurred in prior months but not previously charged or credited to the Participants under the provisions of this Section 5(h), with separate computations as to each of the Plant McIntosh CTs and the CT Common Facilities. Each Participant shall make payment into the Operating Account in immediately available funds during such succeeding month, in accordance with the schedule determined and delivered to it by Savannah, as Agent, of its respective percentage share of such Operating Costs. Each Participant shall pay all Operating Costs associated with the Plant McIntosh CTs owned by such Participant. Each Participant's share of the Operating Costs associated with the CT Common Facilities shall be equivalent to the proportion which the number of Plant McIntosh CTs in Commercial Operation owned by such Participant bears to the total number of Plant McIntosh CTs in Commercial Operation. Each such notification made by Savannah, as Agent, of anticipated Operating Costs and adjustments shall be accompanied and adjusted by an accounting of the Operating Costs incurred and credits, if any, accrued for preceding months.

     (iii) Each Participant shall have until (A) the 180th day after the furnishing of such accounting by Savannah, as Agent, for any charge or credit made to it pursuant to this Section 5(h), or (B) such time as the Parties may otherwise agree, to question or contest the correctness of such charge or credit after which time the correctness of such charge or credit shall be conclusively presumed. In the event that any Participant by timely notice questions or contests the correctness of any such charge or credit, Savannah shall promptly review the questioned charge or credit and shall within 55 days following notice from a Participant questioning or contesting such charge or credit notify each Participant of the amount of any error and the amount of reimbursement, if any, that each Participant is required to make or is entitled to receive in respect of such error. Not later than the fifth Business Day after receipt of such notice from Savannah, as Agent, each Participant required to make reimbursement shall deposit the amount specified in such notice into the Operating Account in immediately available funds. Any such reimbursement required to be made by Savannah, as Agent, shall be so deposited by Savannah, as Agent, not later than the fifth Business Day after Savannah, as Agent, notifies the Participants of the amount of such reimbursement that they are required to make. From the amount so deposited, Savannah, as Agent, shall immediately thereafter distribute the amount that each Participant is entitled to receive (or if the amount so deposited is insufficient to reimburse in full all Participants entitled to receive reimbursement, Savannah, as Agent, shall distribute the amount so deposited among the Participants entitled to receive such reimbursement pro rata in accordance with each Participant's entitlement to reimbursement in respect of such error), except that if any such Participant is then in default in respect of any payments required to be made under this Agreement or the Ownership Agreement, an amount equal to such defaulting Participant's share of the amount so deposited with respect to such reimbursement shall be retained in the Operating Account and distributed in accordance with the provisions of Section 5(i), OPERATING ACCOUNT, hereof. Savannah shall have no responsibility or liability for the failure of any Participant (other than itself) to deposit funds as provided in this subsection (iii) of Section 5(h).

      (iv) Savannah, as Agent, will provide each Participant with such information as is reasonably required by such Participant in order to account for payments made pursuant to this Section 5(h) on such Participant's books.

  (i) OPERATING ACCOUNT. Prior to the first Commercial Operation date, Savannah, as Agent, shall establish the Operating Account. All monies paid by the Participants for Operating Costs shall be deposited by the Participants in the Operating Account and, unless otherwise agreed to by the Participants with respect to Operating Costs, Savannah, as Agent, shall withdraw and apply funds therefrom only as necessary to pay Operating Costs. In the event that during any month the balance in the Operating Account is insufficient to pay the Operating Costs required to be paid that month (other than as the result of the non-payment by a Participant of amounts due pursuant to Section 5(h), PAYMENT AND SETTLEMENT OF OPERATING COSTS, hereof), Savannah, as Agent, shall promptly so notify the Participants by telephone or telecopy of the amount required to be paid by each Participant and thereafter promptly confirm the same in writing, together with a description of the cause of the deficit. Each of the Participants shall pay its respective share of such deficit into the Operating Account in immediately available funds not later than the fifth Business Day after receipt of such telephone or telecopy notice from Savannah, as Agent. Savannah, as Agent, shall have no responsibility or liability to make up any such deficit out of its own funds in excess of the proportionate share of such deficit which it owes as a Participant.

  Until retirement of the Plant McIntosh CT Project and settlement of all the obligations relating to Operating Costs, each Participant shall continue to own and maintain its undivided ownership interest in the Operating Account (other than amounts, if any, deposited in the Operating Account pursuant to subsection
(iii) of Section 5(h), PAYMENT AND SETTLEMENT OF OPERATING COSTS, hereof, which amounts shall be owned solely by the Participants to whom such amounts are to be distributed as provided in such subsection); provided, however, that Savannah, as Agent, shall have the sole right and authority to make withdrawals from the Operating Account; and provided further, that a Participant shall not own any undivided ownership interest in any amount in the Operating Account in respect of interest paid into such Operating Account by or on behalf of such Participant pursuant to the provisions of Section 5(l), NONPAYMENT, hereof, which amount, in the event there are two Participants, shall be owned by the other Participant and credited against payments required to be made into such account by such other Participant in the performance of its obligations under this Agreement, and which amount, in the event there are three or more Participants, shall be owned in common by, and credited against payments required to be made into such account by, the other Participants not then in default in the performance of their obligations under this Agreement in the proportion which their respective Pro Forma Ownership Interests, as they may appear at the time, bear to the aggregate of their Pro Forma Ownership Interests, as they may appear at the time. Savannah, as Agent, shall not commingle any funds deposited in the Operating Account with any other funds owned or maintained by Savannah unless otherwise agreed to by the Participants.

  Upon retirement of the Plant McIntosh CTs and settlement of all the obligations relating to Operating Costs and payment of all decommissioning costs, Savannah, as Agent, shall close the Operating Account and distribute to each Participant its undivided ownership interest of any balance remaining in such Operating Account (exclusive of amounts therein, if any, in which such Participant shall not own any undivided ownership interest), except that if a Participant shall then be in default with respect to any payment required to be made under this Agreement or under the Ownership Agreement, an amount equal to the liability of such defaulting Participant on account of such default (of if such amount exceeds such Participant's share of the balance in the Operating Account, its entire share of such balance) shall first be distributed to the non-defaulting Participant, or, if there is more than one non-defaulting Participant, to the non-defaulting Participants in the proportion which their respective Pro Forma Ownership Interests, as they may appear at the time, bear to the aggregate of their Pro Forma Ownership Interests, as they may appear at the time.

  (j)   PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION.

       (i) Savannah, as Agent, shall be responsible for making, and shall make, payment to third parties of all additional
  Cost of Construction only to the extent that funds are available therefor in the Capital Account.

      (ii) As Agent for the Participants, Savannah will, from and after the first Commercial Operation date, and on or before the first day of each month thereafter, notify the Participants of the nature and amount of all additional Cost of Construction anticipated to be incurred during the succeeding calendar month, including, without limitation, that portion of the Plant McIntosh CTs and the CT Common Facilities to which reference is made in subsection (iii) of Section 1(an), PLANT MCINTOSH CT NOS. 01 AND 02, of the Ownership Agreement, subsection (iii) of Section 1(ao), PLANT MCINTOSH CT NOS. 03 AND 04, of the Ownership Agreement, subsection
  (iii) of Section 1(ap), PLANT MCINTOSH CT NOS. 05 AND 06, of the Ownership Agreement, subsection (iii) of Section 1(aq), PLANT MCINTOSH CT NOS. 07 AND 08 of the Ownership Agreement and subsection (ii) of Section 1(p), CT COMMON FACILITIES, of the Ownership Agreement, respectively, in respect of completions, renewals, additions, replacements, modifications or disposals of the Plant McIntosh CTs, the CT Common Facilities, or any portion or portions thereof and the amount of Fuel Costs anticipated to be incurred during such succeeding calendar month, plus or minus any adjustments for costs incurred in prior months but not previously charged or credited to the Participants under the provisions of this
  Section 5(j) with separate computations as to each of the Plant McIntosh CTs and the CT Common Facilities. Savannah, as Agent, will give each Participant as much notice as is reasonably practicable of any major anticipated cost. Each Participant shall make payment into the Capital Account in immediately available funds of its respective percentage shares of such additional Cost of Construction and its respective share of such Fuel Costs in accordance with the provisions of this Section 5(j) during the succeeding month in accordance with the schedule determined and delivered to it by Savannah, as Agent. Each Participant shall pay all such additional Cost of Construction associated with the Plant

  McIntosh CTs owned by such Participant. Each Participant's share of the additional Cost of Construction associated with the CT Common Facilities shall be equivalent to the Pro Forma Ownership Interest of such Participant, as it may appear at the time. Each Participant's share of Fuel Costs shall be as provided in Section 3(c), FOSSIL FUEL, hereof. Each such notification made by Savannah, as Agent, of anticipated costs and adjustments shall be accompanied and adjusted by an accounting of costs incurred and credits, if any, received for preceding months.

     (iii) Each Participant shall have until (A) the 180th day after the furnishing of such accounting by Savannah, as Agent, for any charge or credit made to it pursuant to this Section 5(j), or (B) such time as the Parties may otherwise agree, to question or contest the correctness of such charge or credit after which time the correctness of such charge or credit shall be conclusively presumed. In the event that any Participant by timely notice questions or contests the correctness of any such charge or credit, Savannah, as Agent, shall promptly review the questioned charge or credit and shall within 55 days following notice from a Participant questioning or contesting such charge or credit notify each Participant of the amount of any error and the amount of reimbursement, if any, that each Participant is required to make or is entitled to receive in respect of such error. Not later than the fifth Business Day after receipt of such notice from Savannah, as Agent, each Participant required to make reimbursement shall deposit the amount specified in such notice into the Capital Account in immediately available funds. Any such reimbursement required to be made by Savannah, as Agent, shall be so deposited by Savannah, as Agent, not later than the fifth Business Day after Savannah, as Agent, notifies the other Participants of the amount of such reimbursement that it is required to make. From the amount so deposited, Savannah, as Agent, shall immediately thereafter distribute the amount that each Participant is entitled to receive (or if the amount so deposited is insufficient to reimburse in full all Participants entitled to receive reimbursement, then Savannah, as Agent, shall distribute the amount so deposited among the Participants entitled to receive such reimbursement pro rata in accordance with each Participant's entitlement to reimbursement in respect of such error), except that if any such Participant is then in default in respect of any payments required to be made under this Agreement or the Ownership Agreement, an amount equal to such defaulting Participant's share of the amount so deposited with respect to such reimbursement shall be retained in the Capital Account and distributed in accordance with the provisions of Section 5(k), CAPITAL ACCOUNT, hereof. Savannah shall have no responsibility or liability for the failure of any Participant (other than itself) to deposit funds as provided in this Section 5(j).

      (iv) Savannah, as Agent, will provide each Participant with such information as is reasonably required by such Participant in order to account for payments made pursuant to this Section 5(j) on such Participant's books.

  (k)   CAPITAL ACCOUNT.  Prior to the first Commercial
Operation date, Savannah, as Agent, shall establish the Capital Account. All payments (for which provision is made in Section 5(j), PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION, hereof) of additional Cost of Construction and Fuel Costs incurred by the Participants shall be deposited by the Participants in the Capital Account and unless the Participants shall otherwise agree, Savannah, as Agent, shall withdraw and apply funds from the Capital Account only as necessary to pay additional Cost of Construction and Fuel Costs in accordance with the provisions of Section 5(j), PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION, hereof. In the event that during any month the balance in the Capital Account is insufficient to pay such additional Cost of Construction and Fuel Costs required to be paid that month (other than as a result of the nonpayment by a Participant of an amount due from it pursuant to Section 5(j), PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION, hereof), Savannah, as Agent, shall promptly so notify the other Participants by telephone or telecopy of the amount required to be paid by each Participant and thereafter promptly confirm the same in writing, together with a description of the cause of such deficit. Each of the Participants shall pay its respective share of such deficit into the Capital Account in immediately available funds not later than the fifth Business Day after receipt of such telephone or telecopy notice from Savannah, as Agent. Savannah shall have no responsibility or liability to make up any such deficit out of its own funds in excess of the proportionate share of such deficit which it owes as a Participant.

  Until retirement of the Plant McIntosh CT Project and settlement of all obligations relating to Cost of Construction and Fuel Costs, each Participant shall continue to own and maintain its undivided ownership interest in the Capital Account (other than amounts, if any, deposited in the Capital Account pursuant to subsection (iii) of Section 5(j), PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION, above, which amounts shall be owned solely by the Participants to whom such amounts are to be distributed as provided in such subsection); provided, however, that Savannah, as Agent, shall have the sole right and authority to make withdrawals from the Capital Account; and provided further, that a Participant shall not own any undivided ownership interest in any amount in the Capital Account in respect of interest paid into such Capital Account by or on behalf of such

Participant pursuant to the provisions of Section 5(l), NONPAYMENT, hereof, which amount shall, if there is only one other Participant, be owned entirely by such other Participant and credited against payments required to be made into such Capital Account by such other Participant in the performance of its obligations under this Agreement, and which amount shall, if there are three or more Participants, be owned in common by, and credited against payments required to be made into such Capital Account by, the other Participants not then in default in the performance of their obligations under this Agreement in the proportion which their respective Pro Forma Ownership Interests, as they may appear at the time, bear to the aggregate of their Pro Forma Ownership Interests, as they may appear at the time. Savannah, as Agent, shall not commingle any funds deposited in any Capital Account with any other funds owned or maintained by Savannah unless the Participants shall otherwise agree.

  Upon retirement of the Plant McIntosh CT Project and settlement of all obligations relating to Cost of Construction and Fuel Costs, including, without limitation, all costs incurred in the disposal of the Plant McIntosh CTs, the CT Common Facilities and the CT Fuel Supply, Savannah, as Agent, shall close the Capital Account and distribute to each Participant its undivided ownership interest of any balance remaining in the Capital Account (exclusive of amounts therein, if any, in which such Participant shall not own any undivided ownership interest), except that if a Participant shall then be in default with respect to any payment required to be made under this Agreement or under the Ownership Agreement, an amount equal to the liability of such defaulting Participant on account of such default (or if such amount exceeds such Participant's share of the balance in the Capital Account, its entire share of such balance) shall first be distributed to the non-defaulting Participant or, if there is more than one non-defaulting Participant, to the non-defaulting Participants in the proportion which their respective Pro Forma Ownership Interests, as they may appear at the time, bear to the aggregate of their Pro Forma Ownership Interests, as they may appear at the time.

  (l)   NONPAYMENT.

       (i) Payments due from a Participant hereunder and payments due from the Agent to the Participants, if any, not made when due shall bear interest, compounded monthly until paid, at a rate per annum equal to the lesser of (A) the highest interest rate allowed by law, or (B) the higher of
  (1) a rate five percentage points above the average yield on the issue of six-month United States Treasury Bills, as reported by the Federal Reserve Bank of New York, at the sale of such Treasury Bills by the United States Treasury next preceding the due date of such payment, or (2) a rate five percentage points above the highest of the net interest costs on the most recent issue of bonds or other long-term obligations by any Participant or the Agent. Such interest shall accrue and is and shall be expressed in simple interest terms per annum in accordance with Section 7-4-2(a) of the Official Code of Georgia Annotated (1989), as amended.

      (ii) A nonpaying Participant shall have no right to any output of capacity and energy of the Plant McIntosh CT Project or to exercise any other right of a Participant until all amounts overdue from that Participant have been paid, together with interest at the rate provided in subsection (i) of this
  Section 5(l), into the Construction Account, the Operating Account, the Capital Account or to another Participant if it has paid such overdue amount on behalf of such nonpaying Participant, as appropriate. Such overdue amounts, together with such interest, shall be paid into the Construction Account, the Operating Account or the Capital Account, as appropriate, only to the extent that such amounts have not been paid by another Participant pursuant to the further provisions of this Section 5(l). Notwithstanding any of the provisions of this Section 5(l), if Savannah is the nonpaying Participant, Savannah, as Agent for the other Participants, shall continue to renew, add, replace, modify, manage, control, operate, maintain and dispose of the Plant McIntosh CT Project in accordance with the provisions of this Agreement and the Ownership Agreement.

     (iii) Any output of capacity and energy of the Plant McIntosh CTs of any nonpaying Participant may be sold or utilized by any non-defaulting Participant, at its option (provided that if two or more Participants elect to exercise such right, it shall be exercised pursuant to the fourth sentence of this subsection (iii) of this Section 5(l)), to reduce the liability of the nonpaying Participant until all amounts due from such nonpaying Participant, together with interest at the rate provided in subsection (i) of this
  Section 5(l), have been paid. Each Participant (A) electing to sell the energy of a nonpaying Participant shall endeavor to make such sales at then prevailing market prices, and (B) electing to utilize the energy of a nonpaying Participant shall pay on behalf of or credit the nonpaying Participant in an amount equal to the hourly decremental energy cost of the Participant utilizing such energy. If two or more Participants wish to exercise the aforesaid right of sale or utilization, unless such Participants shall otherwise agree, they shall be entitled to the benefits of such sale or utilization on a pro rata basis in accordance with the proportion which their respective Pro Forma Ownership Interests, as they may appear at the time, bear to the aggregate of their Pro Forma Ownership Interests, as they may appear at the time. The net proceeds of such sale or utilization shall be applied to reduce the liability of such nonpaying Participant arising from such nonpayment (including, without limitation, interest as provided in subsection (i) of this Section 5(l)) as follows: (A) If any Participant or the Agent exercising such right of sale or utilization has advanced monies into the Construction Account, the Operating Account or the Capital Account on behalf of the defaulting Participant, then the net proceeds of sale or credit from utilization shall be applied to reduce the liability of such defaulting Participant; and (B) To the extent that no such liability is owed to any Participant or the Agent exercising such right of sale or utilization, then the net proceeds of such sale or, in the case of utilization, the amount payable with respect to such utilization, shall be paid into the Construction Account, the Operating Account or the Capital Account, as appropriate, to reduce the liability of the defaulting Participant. Any such net proceeds from sale or amounts payable for utilization in excess of the amount of such liability of the nonpaying Participant shall be applied as a credit against such nonpaying Participant's share of future Operating Costs or Cost of Construction, as appropriate. Notwithstanding the foregoing provisions of this subsection (iii) of this Section 5(l), any non-defaulting Participant shall have the right, but not the obligation, to advance monies into the Construction Account, the Operating Account, the Capital Account, or both, on behalf of any nonpaying Participant and to be reimbursed therefor (including, without limitation, interest as provided in subsection (i) of this Section 5(l)) and to exercise the right of sale or utilization set forth in this subsection (iii) of this Section 5(l) to the exclusion of all Participants which have not advanced monies on behalf of such nonpaying Participant and been fully reimbursed therefor; provided, however, that if more than one Party elects to advance monies pursuant to this sentence, the Parties advancing such monies shall be entitled to exercise such right of sale or utilization in proportion to the respective amounts advanced by them (including, without limitation, interest as provided in subsection (i) of this Section 5(l)) which remain outstanding from time to time; provided further, however, in the event the Participants do not elect to advance all such monies due from time to time from nonpaying Participants, the Agent shall also have the right, but not the obligation, to exercise the rights described in this sentence.

      (iv) In addition to all other rights of the Participants pursuant to the foregoing provisions of this Section 5(l), the other Participant or Participants shall have the right, subject to the receipt of all requisite regulatory approvals, but not the obligation, to make any payment of interest or principal due and owing (A) to Chemical Bank, as Trustee under GPC's First Mortgage Bonds, pollution control revenue bonds, or other lender or trustee, as the case may be, if any, from GPC in respect of such First Mortgage Bonds, or other bonds or notes for financing GPC's obligations hereunder, which GPC fails to make when due, or (B) to NationsBank of Georgia, National Association, as Trustee under Savannah's First Mortgage Bonds, or other lender or trustee, as the case may be, if any, from Savannah in respect of such First Mortgage Bonds, pollution control revenue bonds, or other bonds or notes for financing Savannah's obligations hereunder, which Savannah fails to make when due, or (C) to the corresponding lenders or trustees from any other Participant hereunder in respect of a financing of such Participant's obligations hereunder, which such Participant fails to make when due, and in each such case to be promptly reimbursed in full therefor by GPC, Savannah or such other Participant, as the case may be, together with interest at the rate provided in subsection (i) of this Section 5(l).

       (v) No remedy referred to in this Section 5(l) is intended to be exclusive of any other remedy set forth in this
  Section 5(l), but every such remedy herein provided shall be cumulative and may be exercised from time to time and as often as may be deemed expedient except where the exercise of any one of such remedies precludes its further exercise or the exercise of any other remedy. No delay or failure to exercise any remedy herein provided shall impair the right to exercise any such remedy or be construed to be a waiver of such right or of any default by a Participant or by the Agent. Notwithstanding the foregoing, the remedies which are set forth in this Section 5(l) shall constitute the sole and exclusive remedies of the Participants, legal or equitable, for the failure of any Participant to make any payment when due under this Agreement.

      (vi)  Notwithstanding the foregoing provisions of this
  Section 5(l), any Participant who disagrees with or disputes the amount of any payment claimed by the Agent to be due pursuant to this Agreement shall make such payment under protest and shall be reimbursed, together with all accrued interest at the Prime Rate from the date of payment to the date of reimbursement, for any amount charged in error after the settlement of such disagreement or dispute as provided in Sections 5(h), PAYMENT AND SETTLEMENT OF OPERATING COSTS, and 5(j), PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION, hereof, as appropriate.

  (m) INSURANCE. Except as may otherwise be agreed to by the Participants, during the period of its construction and operation of the Plant McIntosh CT Project, Savannah, as Agent, shall carry in the name of the Participants as their interests appear, insurance covering (i) workers' compensation, which shall include employers' liability, (ii) commercial general liability, which shall include broad form contractual and products/completed operations liability, and (iii) "all risk" property, which shall include coverage for boiler and machinery, in such amounts and with such deductible or self-insurance features as is consistent with The Southern Company's customary practices, provided such insurance shall have the following minimum limits of liability:
(w) workers' compensation, statutory limits; (x) employers' liability, $100,000 per accident; (y) commercial general liability, which shall include broad form contractual and products/completed operations liability, $50,000,000 combined single limit per occurrence; and (z) "all risk" property insurance, $200,000,000 per occurrence; or such greater limits as may be determined, from time to time, by mutual agreement of the Participants. The maximum aggregate deductible amount under all insurance policies for any occurrence shall be an amount consistent with industry practice for utilities of similar size and exposure provided that such insurance is obtainable with a deductible amount not exceeding such maximum deductible amount and at commercially reasonable premiums. The aggregate cost of all such insurance shall be considered (i) Cost of Construction for any such costs which are incurred with respect to any portion or portions of the Plant McIntosh CT Project which has not yet entered Commercial Operation, and (ii) Operating Costs for any such costs which are incurred with respect to any portion or portions of the Plant McIntosh CT Project which has entered Commercial Operation, and shall be paid in accordance with the provisions of Section 6(k), PAYMENTS MADE DURING CONSTRUCTION, of the Ownership Agreement, or Section 5(h), PAYMENT AND SETTLEMENT OF OPERATING COSTS, hereof, as appropriate. For any policy furnished by Savannah, the Participants shall each be designated as an additional insured (including, without limitation, for purposes of protecting their interests as owners) and such policy shall be endorsed to be primary to any insurance which may be maintained by any Participant.

  Each other Participant may also maintain additional or other insurance, at its own cost and expense, which it deems necessary or advisable to protect its respective interest in any portion of the Plant McIntosh CT Project, provided that such additional insurance does not reduce or diminish in any way the coverage of the insurance procured and maintained by Savannah pursuant to this Section 5(m).

  Notwithstanding the foregoing, each Participant (other than Savannah) shall separately procure and maintain in force, at its own expense, workers' compensation and employer's liability insurance for its Site Representatives and its other employees visiting the Plant McIntosh CT Project with the minimum limits of liability set forth above.


 6.  CERTAIN ADDITIONAL AGREEMENTS AMONG THE PARTICIPANTS.

  The Agent and the Participants hereby covenant and agree as follows:

  (a) NO ADVERSE DISTINCTION. Notwithstanding any other provision of this Agreement, in discharging their respective responsibilities pursuant to this Agreement, neither Savannah, as Agent or as a Participant, nor any other Participant, shall make any adverse distinction between that portion of the Plant McIntosh CT Project in which it has an interest, and any other portion of the Plant McIntosh CT Project because of its ownership of (or ownership and leasehold interest in) a portion of the Plant McIntosh CTs or an undivided share of the CT Common Facilities with the other Participants.

  (b) COOPERATION. The Participants and Savannah, as Agent, will cooperate with each other in all activities relating to the Plant McIntosh CT Project, including, without limitation, the execution and filing of applications for authorizations, permits and licenses with Governmental Authorities having jurisdiction (except that Savannah is not authorized to have any contact with the GPSC on behalf of GPC without the written consent of GPC), fuel procurement and the execution of such other documents as may be reasonably necessary to carry out the provisions of this Agreement. Without Savannah's written consent, no other Participant shall incur any obligation in connection with the Plant McIntosh CT Project which would or could obligate Savannah to any third party.

  (c)   LIABILITY, REMEDIES AND LIMITATIONS OF LIABILITY.

       (i) Notwithstanding any provision of law or any provision of this Agreement, (A) in the event Savannah, as Agent, fails to comply at any time with the provisions of
  Section 6(a), NO ADVERSE DISTINCTION, hereof, or (B) in the event Savannah fails at any time to perform its duties, responsibilities, obligations or functions hereunder as Agent in accordance with Prudent Utility Practice, or (C) in the event that Savannah conveys all of its undivided ownership interest in the Plant McIntosh CT Project, then the Participants shall have the right as their sole and exclusive remedy to remove Savannah, as Agent, hereunder and under the Ownership Agreement in accordance with all of the provisions of subsection (iv) of this Section 6(c).

     GPC, in performing services, or acting as agent, for Savannah in connection with the Plant McIntosh CT Project, shall have equivalent limitations on its liability as are set forth above for Savannah, as Agent.

      (ii) The limitations upon the liability of Savannah and GPC herein shall also apply to the work performed by Savannah and GPC prior to the date hereof and prior to the Execution and Delivery with respect to the Plant McIntosh CTs, the CT Common Facilities and the CT Fuel Supply.

     (iii) In the event that any particular application of any of the limitations of liability contained in this Section 6(c) should be finally adjudicated to be void as a violation of the public policy of the State of Georgia, then such limitation of liability shall not apply with respect to such application to the extent (but only to the extent) required in order for such limitation of liability not to be void as a violation of such public policy, and such limitations of liability shall remain in full force and effect with respect to all other applications to the fullest extent permitted by law.

      (iv) The removal and replacement of Savannah as Agent under this Agreement and under the Ownership Agreement pursuant to any provisions of this Agreement or the Ownership Agreement authorizing such removal and replacement, shall be conducted in accordance with all of the following provisions of this subsection (iv) of Section 6(c):

       (A) The removal of Savannah as Agent under this Agree-ment and under the Ownership Agreement with respect to the Plant McIntosh CT Project (other than the Savannah Plant McIntosh CTs) and the appointment of a successor Agent shall be effected, subject to approval of any Governmental Authority having jurisdiction, upon written notice to Savannah executed by the Participant or Participants owning the Plant McIntosh CT Project (other than Savannah). Any such notice must identify the date upon which such removal and appointment shall be effective, the cause for such removal and the provisions hereof or of the Ownership Agreement or both upon which such removal is based, and either the name of the successor Agent appointed to replace Savannah, as Agent, or the names of two potential successor Agents, one of whom shall be appointed to replace Savannah, as Agent. In the event such notice of removal identifies two potential successor Agents, the Participant or Participants owning the Plant McIntosh CT Project (other than Savannah) shall notify Savannah in writing of the identity of the one appointed to replace Savannah, as Agent, forthwith upon its appointment, which shall occur no later than the date upon which the removal of Savannah, as

     Agent, is to be effective as set forth in such notice of removal.

          (B) Except as provided in the preceding paragraph (A), Savannah shall have no obligation to continue as Agent under this Agreement or under the Ownership Agreement from and after the date upon which its removal as Agent is to be effective as set forth in such notice of removal. In addition, from and after the date upon which such removal of Savannah, as Agent with respect to the Plant McIntosh CT Project (other than the Savannah Plant McIntosh CTs), is to be effective as set forth in the notice of removal, the Participants (other than Savannah) shall indemnify and hold Savannah harmless from and against any loss, cost and expense resulting from the failure of the successor Agent to assume such position on such effective date.

          (C) Savannah agrees that it will cooperate with the successor Agent in facilitating the assumption of such position by the successor Agent and in generally familiarizing the successor Agent and its employees and agents with the Plant McIntosh CTs or the CT Common Facilities, as the case may be, and with their physical orientation and operation.

  (d) INDEMNIFICATION. Except as provided in subsection (iii) of Section 6(c), LIABILITIES, REMEDIES AND LIMITATIONS OF LIABILITY, hereof, in the event Savannah, in its performance as Agent hereunder, or any Participant in its capacity as such, or GPC in performing services, or acting as agent, for Savannah, incurs any liability to any third party, any reasonable amount paid on account of such liability shall, to the extent such liability would be classified as Operating Costs under the Uniform System of Accounts, be considered an Operating Cost and apportioned among the Participants pursuant to Section 5(h), PAYMENT AND SETTLEMENT OF OPERATING COSTS, hereof, and to the extent such liability would be classified as a Cost of Construction under the Uniform System of Accounts, be considered a Cost of Construction and apportioned among the Participants pursuant to Section 6(k), PAYMENTS MADE DURING CONSTRUCTION, of the Ownership Agreement and Section 5(j), PAYMENT AND SETTLEMENT OF COST OF CONSTRUCTION, hereof, as appropriate.

  (e) AVAILABILITY OF RECORDS. Savannah, as Agent, will at all times make available to each Participant and its duly authorized agents and representatives, and each Participant and its duly authorized agents and representatives may audit all books and records regarding Cost of Construction, Operating Costs and Fuel Costs sufficiently to allow it to determine that such costs and expenditures attributed to the Plant McIntosh CTs (other than the Savannah Plant McIntosh CTs), the CT Common

Facilities, the CT Fuel Supply or any combination thereof by Savannah, as Agent, pursuant to Sections 5, OPERATION, RIGHTS AND OBLIGATIONS, or 3, AUTHORITY AND RESPONSIBILITY FOR OPERATION, hereof, are appropriate or as needed to satisfy requests from Governmental Authorities. No payment made pursuant to the provisions of such Section 5 or such Section 3 shall constitute a waiver of any right of a Participant to question or contest the correctness of any charge or credit by Savannah, as Agent.

  (f)   RIGHT TO COPIES.  Any Participant and any successor
Agent hereunder or under the Ownership Agreement shall be entitled to copy (i) any and all contracts, books, records, reports and other documents and papers to which such Participants, their respective officers, employees, duly authorized agents or representatives and consultants or any successor Agent is permitted access, or which Savannah has agreed shall be available for audit, under the terms of this Agreement or the Ownership Agreement, and (ii) any and all planning, licensing, construction, testing, architectural, engineering and design drawings and specifications that have been or shall hereafter be prepared in connection with the Plant McIntosh CTs, the CT Common Facilities, the CT Fuel Supply, or any combination thereof.

  (g)   COMPLIANCE WITH LAWS AND ENVIRONMENTAL MATTERS.

       (i) The Participants acknowledge and agree that Savannah, as Agent, shall plan, design, license, procure, construct, acquire, complete, test, startup, manage, control, operate, maintain, add to, renew, modify, replace and dispose of the Plant McIntosh CT Project substantially in accordance with all local, state and federal laws, regulations, ordinances or orders now or hereinafter in effect; provided, however, that any failure to substantially comply with such local, state or federal laws, regulations, ordinances or orders shall not be deemed a breach of this Operating Agreement if, and so long as, such failure is (A) caused by a Force Majeure Event, or (B) in accordance with a court order or decree, or a formal agreement with the regulatory agency having jurisdiction over the subject matter of noncompliance or having authority to issue the required approval.

      (ii) Each Participant shall be solely responsible for providing any Allowances required to operate such Participant's Plant McIntosh CTs in compliance with the Clean Air Act, as amended, and any regulations and requirements arising thereunder, at the operating level utilized by such Participant. "Allowance" shall have the meaning set forth in Title IV of the Clean Air Act. Savannah, as Agent, shall develop procedures mutually agreeable to the Participants for determining the volume of the emissions attributable to each

  Participant for the purpose of determining the Allowances required of each Participant. Each Participant shall provide information reasonably satisfactory to the Agent that such Allowances are or will be available in order to operate such Participant's Plant McIntosh CTs at the actual and anticipated levels of operation.

     Each Participant, in addition to the Agent, shall be a permittee for any air quality permit(s) issued for such Participant's Plant McIntosh CTs by a Governmental Authority if such Governmental Authority determines that the Participants are required to be joint permittees.

     (iii) The Agent shall not use, treat, store, dispose, or recycle at the Plant McIntosh CT Project any Environmental Material (as hereinafter defined) in amounts or under circumstances requiring notification of, or a permit, license, or approval from, any Governmental Authority of competent jurisdiction unless such Environmental Material was generated at the Plant McIntosh CT Project or related to the generation of electric power at the Plant McIntosh CT Project. For purposes of this subsection (iii) of Section 6(g), "Environmental Material" shall mean and include asbestos, radioactive material, petroleum, petroleum products, petroleum fractions, petroleum distillates, and any substance, material or waste designated as hazardous under the Comprehensive Environmental Response, Compensation, and Liability Act and amendments thereto, or designated as toxic or hazardous or otherwise regulated under the Toxic Substances Control Act and amendments thereto, the Resource Conservation and Recovery Act and amendments thereto, the Clean Water Act and amendments thereto, the Clean Air Act and amendments thereto, the Georgia Air Quality Act and amendments thereto, the Georgia Hazardous Waste Management Act and amendments thereto, or the Georgia Water Quality Control Act and amendments thereto.

  (h) SAFETY. The Participants acknowledge and agree that in the management, control, operation, maintenance, renewal, addition, replacement, modification or disposal of the Plant McIntosh CT Project pursuant to this Agreement, Savannah shall at all times take all reasonable precautions for the safety of employees on the work site and of the public, and shall comply with all applicable provisions of federal, state, and municipal safety laws and building and construction codes, including, without limitation, all regulations of the Occupational Safety and Health Administration. The requirements of this paragraph shall be for the sole benefit of the Participants only and shall not create or impose any standard of care or duty to any third party or to any employee or subcontractor's employee or to the public, beyond the duty incumbent upon Savannah which would exist under applicable law without reference to any term or provision of this Agreement.

  (i) MANAGEMENT AND OPERATING AUDITS. Each Participant shall have the right from time to time to conduct management and operating audits, at its own cost, of Savannah's performance as Agent hereunder, either by its own officers and employees or through its duly authorized agents or representatives. Savannah shall cooperate with each Participant in the conducting of any such audit and, subject to the applicable regulations of any Governmental Authority having jurisdiction, give each Participant reasonable access to all contracts, records, and other documents relating to the Plant McIntosh CTs (other than the Savannah Plant McIntosh CTs), the CT Common Facilities, the CT Fuel Supply or any combination thereof.

  (j)   ON-SITE OBSERVATION AND INSPECTION.

       (i) Each Participant shall be entitled to have a reasonable number of Site Representatives at the Plant McIntosh CT Project, on a full or part time basis (whether on site or off site), as determined by the Participant. Reasonable office space and facilities shall be made available to such Site Representatives and the Participant represented by such Site Representatives shall be solely responsible for the Operating Costs and Cost of Construction, if construction of such office space is required, for such office space.

     Each Site Representative shall have the right to review expenditures, audit records, inspect equipment, advise on repairs required for equipment, review the progress of outages, review maintenance and operating practices and otherwise observe all activities respecting the Plant McIntosh CTs (other than the Savannah Plant McIntosh CTs), the CT Common Facilities and the CT Fuel Supply.

      (ii) Each Participant shall also be entitled to have its employees and other authorized representatives, including, without limitation, outside consultants, visit the Plant McIntosh CT Project site at reasonable times to observe and inspect the Plant McIntosh CTs (other than the Savannah Plant McIntosh CTs), the CT Common Facilities and the CT Fuel Supply and the activities by Savannah, as Agent; provided, however, that such employees and representatives shall be subject to, and required to conduct themselves in accordance with, the directives of Savannah's senior site official to the end that their on-site activities shall not interfere with Savannah's performance of its obligations as Agent hereunder and under the Ownership Agreement.

  (k) PLANT TOURS. Upon prior approval of Savannah (which approval shall not be unreasonably withheld), any Participant may schedule plant tours and visits (for individuals other than the Site Representatives) at the Plant McIntosh CT Project, subject to the rules and regulations of Governmental Authorities.


 7.  ASSIGNMENT AND TERMINATION.

  (a) LIMITATION ON ASSIGNABILITY. If, pursuant to the Ownership Agreement, any Participant makes a sale, transfer or assignment of all or any portion of its ownership or leasehold interests in the Plant McIntosh CT Project (other than solely as security for indebtedness or to facilitate the financing of pollution control or solid waste disposal facilities), such Participant shall also assign this Agreement pro tanto, and shall cause the transferee to assume to the same extent the rights and obligations of such Participant hereunder; provided, however, that Savannah shall not assign its responsibilities as Agent hereunder without the prior written approval of the Participants which shall not be unreasonably withheld. No other assignment of this Agreement shall be made except in connection with a sale, transfer or assignment of the assignor's interest in the Plant McIntosh CT Project pursuant to the Ownership Agreement. Any attempted or purported assignment of this Agreement not in compliance with this Section 7(a) shall be null and void and of no force or effect whatsoever.

  (b)   TERM.  Subject to the provisions of Section 8,
CONDITIONS PRECEDENT TO EXECUTION AND DELIVERY, and Section 9, CONDITIONS PRECEDENT TO CLOSING, of the Ownership Agreement, this Agreement shall become effective upon the Execution and Delivery of the Lease pursuant to Section 4(c), EXECUTION AND DELIVERY, of the Ownership Agreement and shall remain in effect until final retirement and decommissioning of the Plant McIntosh CT Project. Upon termination of this Agreement in connection with the retirement and decommissioning of the Plant McIntosh CT Project, Savannah, as Agent, shall retain such powers hereunder as shall be necessary in connection with the decommissioning of the property included in the Plant McIntosh CT Project at the time of such termination, and the respective rights and obligations of the Participants hereunder shall continue with respect to any action taken hereunder in connection with such decommissioning, and for all necessary expenses incurred in connection with such decommissioning.

 8.  GENERAL.

  (a) GOVERNING LAW. The validity, interpretation and performance of this Agreement and each of its provisions shall be governed by the laws of the State of Georgia.

  (b) NO DELAY. No disagreement or dispute of any kind between or among any of the Participants concerning any matter, including, without limitation, the amount of any payment due from any Participant or the correctness of any charge made to any Participant, shall permit such Participant to delay or withhold any payment pursuant to this Agreement.

  (c)   NOTICE.

       (i) Except as otherwise provided in Sections 5(i), OPERATING ACCOUNT, and 5(k), CAPITAL ACCOUNT, hereof, any notice, request, consent or other communication permitted or required by this Agreement shall be in writing. All notices pertaining to or affecting the provisions of this Agreement shall be deemed given when deposited in the United States Mail and sent by registered or certified mail to the Parties at the following addresses:


     GPC:

     Georgia Power Company
     333 Piedmont Avenue
     Atlanta, Georgia  30308
     Attention:  Senior Vice President - Bulk Power Markets
     Telephone Number:  (404) 526-6599
     Telecopy Number:  (404) 526-7407


     Savannah (in its capacity as a Participant and as Agent):

     Savannah Electric and Power Company
     600 East Bay Street
     Savannah, Georgia 31402
     Attention:  Vice President - Operations
     Telephone Number: (912) 238-2250
     Telecopy Number:  (912) 944-1378


      (ii) Any Party shall be entitled to specify a different officer or address upon notice in writing to the other
  Parties.

  (d) SECTION HEADINGS NOT TO AFFECT MEANING. The descriptive headings of the various sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

  (e) NO PARTNERSHIP. Notwithstanding any provision of this Agreement, none of the Parties intend to create hereby any joint venture, partnership, association taxable as a corporation, or other entity for the conduct of any business for profit either among themselves or with any one or more of the Participants.

  (f) AMENDMENTS. This Agreement may be amended by and only by a written instrument duly executed by each of the Parties.

  (g) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and upon their assigns pursuant to the provisions of Section 7(a), LIMITATION ON ASSIGNABILITY, hereof. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies hereunder, except that any transferee of an ownership or an ownership and leasehold interest in the Plant McIntosh CT Project or any portion or portions thereof, from any Participant in accordance with the Ownership Agreement and pursuant to an agreement under which the other Participants have been made third-party beneficiaries of such transferee's obligations thereunder shall be a third-party beneficiary of such other Participants' respective obligations hereunder and shall be deemed a Participant for all purposes of this Agreement.

  (h) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  (i)   TIME IS OF THE ESSENCE.  Time is of the essence of this
Agreement.

  (j) FURTHER ASSURANCES. From time to time after the date hereof, each Party will execute and deliver such instruments of conveyance and other documents, upon the request of another Party, as may be necessary or appropriate to carry out the intent of this Agreement.

  (k) COMPUTATION OF PERCENTAGE UNDIVIDED OWNERSHIP INTEREST. Notwithstanding any other provision of this Agreement, whenever, pursuant to any provision of this Agreement, any action is required to be agreed to or taken by any one or more of the Participants hereunder (other than any action to be taken by Savannah in its capacity as Agent hereunder), (i) only those Participants not in default in the payment of any amounts

(together with interest, if appropriate) required under any provisions of this Agreement or the Ownership Agreement at the time such action is to be agreed to or taken shall have the right to participate in such agreement or the taking of such action, and (ii) the computation of the aggregate Pro Forma Ownership Interests in the Plant McIntosh CT Project of the Participants agreeing to or taking any such actions shall be based solely upon the Pro Forma Ownership Interests in the Plant McIntosh CT Project of the Participants not so in default.

  (l) SUCCESSOR AGENT. In the event that Savannah (or any successor Agent) is removed as Agent for the Participants hereunder or under the Ownership Agreement, or in the event that Savannah (with prior written approval from the Participants which approval shall not be unreasonably withheld) assigns its responsibilities as Agent, any successor Agent for the Participants as contemplated hereby shall exercise all of the rights and powers and shall be subject to all of the duties and obligations of Savannah, as Agent, hereunder or under the Ownership Agreement and shall be subject to removal by the Participants in the same manner as Savannah, and Savannah shall take all action and execute (and file where appropriate) all documents and instruments which shall be reasonably requested by the successor Agent to effect the transfer to such replacement or successor Agent of such rights, powers, duties and obligations, including, but not limited to, taking such actions and executing such documents and instruments necessary to enable the successor Agent to operate and maintain those facilities and equipment of Plant McIntosh owned by Savannah which provide support services to the Plant McIntosh CT Project.

  (m) SEVERAL AGREEMENTS. The agreements and obligations of the Participants set forth in this Agreement shall be the several, and not joint, agreements and obligations of the Participants.

  (n)   SPECIAL PROVISIONS RELATING TO THE CT COMMON FACILITIES.

       (i) The CT Common Facilities shall be used for the mutual benefit and enjoyment of the Participants and in such a manner as will not unreasonably interfere with the use, benefit and enjoyment of any Participant. No area of the CT Common Facilities may be used exclusively by less than all the Participants without the approval of all Participants; provided, however, that if such use is essential to the operation of any of the Plant McIntosh CTs, such approval will not be unreasonably withheld.

      (ii) For purposes of the various provisions of this Agreement and of the Ownership Agreement permitting or requiring the vote, consent, concurrence or approval of the

  Participants owning a designated percentage undivided ownership interest in the Plant McIntosh CT Project, the Plant McIntosh CTs or CT Common Facilities, a Participant's percentage undivided ownership interest in the Plant McIntosh CT Project, the Plant McIntosh CTs or the CT Common Facilities at any particular time shall be deemed to be equivalent to that Participant's Pro Forma Ownership Interest at such time.

  (o) CONSTRUCTION OF "INCLUDING". Wherever the term "including" is used in this Agreement such term shall not be construed as limiting the generality of any statement, clause, phrase or term and shall not be deemed to exclude any person or thing otherwise within the meaning of the statement, clause, phrase or term which it modifies.

  (p)   EQUAL EMPLOYMENT OPPORTUNITY AND CIVIL RIGHTS.
Savannah, as Agent, shall conform to the requirements of the Equal Employment Opportunity clause in Section 202, Paragraphs 1 through 7 of Executive Order 11246, as amended, and applicable portions of Executive Orders 11701 and 11758, relative to Equal Employment Opportunity and the Implementing Rules and Regulations of the Office of Federal Contract Compliance Programs.

  (q) THE PLANT MCINTOSH CT UNITS. In the event that at any time the same party shall not serve as Agent with respect to all the Plant McIntosh CTs, the Participants mutually agree (and agree to exercise their reasonable best efforts to obtain the agreement of any other Agent), if any or more than one of them is an Agent with respect to any of the Plant McIntosh CTs, to exercise the rights, powers, duties and obligations of an Agent hereunder and under the Ownership Agreement in such a manner as will not unreasonably interfere with the rights of any Participant under this Agreement or the Ownership Agreement.

     [The remainder of this page is intentionally left blank.]

  IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement under seal as of the date first above written.

Signed, sealed and                 GEORGIA POWER COMPANY, as a
delivered in the                   Participant
presence of:



                                   By:_________________________
_____________________________
                                   Attest:_____________________
_____________________________
Notary Public                             (CORPORATE SEAL)



Signed, sealed and                 SAVANNAH ELECTRIC AND POWER
delivered in the                   COMPANY, as Agent and as a
presence of:                       Participant




                                   By:__________________________
_____________________________
                                   Attest:______________________
_____________________________
Notary Public                             (CORPORATE SEAL)























